Exhibit 2.1

Execution Version

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

ICONIX ACQUISITION LLC,

ICONIX MERGER SUB INC.

and

ICONIX BRAND GROUP, INC.

Dated as of June 11, 2021

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE COMPANY AND THE RECIPIENT HEREOF AND, IF APPLICABLE, ITS AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

-i-

(continued)

-ii-

(continued)

Section 9.9	Waiver and Amendment	94

-iii-

(continued)

-iv-

LIST OF ANNEXES

Annexes

Annex I	Offer Conditions

Annex II	Form of First Supplemental Indenture

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 11, 2021, by and among Iconix Acquisition LLC, a Delaware limited liability company (“Parent”), Iconix Merger Sub Inc., a Delaware corporation (the “Purchaser”), and Iconix Brand Group, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Parent has agreed to cause the Purchaser to commence the Offer and, as soon as practicable following consummation of the Offer, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation of such Merger (the “Merger”) in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Offer, the Merger and the other Transactions are advisable, fair to, and in the best interests of, the Company and the Company Stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be governed by Section 251(h) of the DGCL, and (v) resolved to recommend that the holders of Company Shares accept the Offer and tender their Company Shares to the Purchaser pursuant to the Offer (the “Company Board Recommendation”), in each case of clauses (i) through (v), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of each of Parent and the Purchaser has, (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and the Purchaser, respectively, of this Agreement, the performance by Parent and Purchaser, respectively, of their obligations under this Agreement and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company has outstanding 5.75% Convertible Notes due 2023 (such notes, the “Convertible Notes”) and, prior to or concurrently with the execution and delivery of this Agreement, Parent shall have entered into a convertible note purchase agreement (a “Note Purchase Agreement”) with such holder of the Convertible Notes (such purchased Convertible Notes, the “Purchased Notes” and each such holder, a “Convertible Noteholder”), pursuant to which, upon the terms and subject to the conditions therein, among other matters, each such Convertible Noteholder has agreed to tender such Convertible Noteholder’s Company Shares into the Offer and to take (and refrain from taking) certain other actions in connection with the Transactions, including, without limitation, supporting any actions necessary to consummate the Offer and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and the Purchaser have delivered (i) an executed limited guarantee (each, a “Limited Guaranty”) from Lancer Capital, LLC, a Delaware limited liability company ( a “Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained in the Limited Guaranty, the Guarantor is guaranteeing certain obligations of Parent and the Purchaser in connection with this Agreement and (ii) an executed commitment letter, dated the date of this Agreement, between Parent and the Guarantors (the “Equity Commitment Letter”) pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of making all payments contemplated by this Agreement in connection with the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

Article I.

DEFINITIONS

Section 1.1          Certain Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1.

“Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer, proposal or indication of interest made or submitted by or on behalf of Parent, the Purchaser or their respective Affiliates) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving, directly or indirectly, (a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction (including any single or multi-step transaction or series of related transactions) (i) in which a Third Person acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing more than twenty percent (20%) of the outstanding voting power of the Company or, if the Company is not a surviving entity in such transaction, of the surviving entity in such transaction involving the Company or (ii) in which the Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing twenty percent (20%) or more of the outstanding voting power of the Company or, if the Company is not a surviving entity in such transaction, the surviving entity in such transaction involving the Company; (b) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of the assets of any business or businesses that constitute or account for more than twenty percent (20%) of the consolidated net revenues or consolidated net income (measured based on the twelve (12) full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of the Company Entities; or (c) any combination of the foregoing.

2

“Action” means any legal, administrative, arbitral, or other proceedings (including any civil, criminal, or appellate proceeding, public or private), suits, actions, investigations, arbitrations, claims, audits, hearings, mediations, charges, complaints, indictments, or litigations.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business” means the business of the Company Entities as conducted in the twelve (12) months prior to the date hereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are required to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and the Consolidated Appropriations Act of 2021, each as amended, or any similar applicable federal, state or local applicable Law (together with all regulations and guidance related thereto issued by a Governmental Authority).

“Change in Circumstances” means any event, change, development, circumstance, fact or effect (other than to the extent relating to an Acquisition Proposal or Superior Proposal, or Parent or its Affiliates) that, individually or in the aggregate, is material to the Company Entities, taken as a whole, and not known or reasonably foreseeable to or by the Company Board as of the date of this Agreement, in each case, based on facts known to the Company Board as of the date of this Agreement, which event, change, development, circumstance, fact or effect becomes known to or by the Company Board prior to the Acceptance Time; provided, however that in no event shall any of the following constitute a Change in Circumstance: (i) any event, change, development, circumstance, fact or effect that results from a breach of this Agreement by the Company, (ii) changes in the market price or trading volume of the Company Shares in and of themselves, or (iii) the fact, in and of itself, that the Company Entities meet, exceed or fail to meet internal or published projections, forecasts or revenue or earnings predictions for any period.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Equity Commitment Letter and the Debt Commitment Letter.

“Company Disclosure Schedule” means the disclosure schedule of the Company referred to in, and delivered pursuant to, this Agreement.

“Company Entities” means the Company and its Subsidiaries.

“Company IP Entities” means the Company Entities and the Securitization Entities.

3

“Company Joint Venture Entity” means any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries owns (or has the right or option to acquire), directly or indirectly, 15% or more of the voting, economic or equity interests therein.

“Company Material Adverse Effect” means any fact, development, occurrence, change or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations, assets, liabilities, properties or condition (financial or otherwise) of the Company Entities (including solely for purposes of this definition, Iconix India Joint Venture), taken as a whole, in no event shall any of the following, alone or in combination, be deemed to constitute a Company Material Adverse Effect, nor shall any fact, development, occurrence, change or event relating to any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would result: (i) general economic or financial market conditions in the geographical areas in which the Business operates; (ii) conditions generally affecting the industry in which the Business operates; (iii) changes in the capital markets, including changes in interest rates, (iv) changes in Law or in accepted accounting principles required by GAAP; (v) the commencement or material worsening of a war or armed hostilities or other national or international calamity whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, global health conditions (including any epidemic, pandemic, or disease outbreak and, in particular, the COVID-19 Pandemic), weather condition, explosion or fire or other force majeure event or act of God; (vii) COVID-19 Measures; (viii) any actions taken, or failures to take action, or such other changes or events, in each case, to which Parent or the Purchaser has requested in writing, other than any obligation to act in the ordinary course of business in accordance with Section 6.1; (ix) any failure, in and of itself, by the Company to meet projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts, changes or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (x) any labor strike, stoppage, slowdown, lockout, labor dispute, or the loss, absence, illness, disability, death, quarantine, diminished productivity or work schedule, termination, layoff, or furlough of employees, independent contractors or personnel of any of the Company Entities; and (xi) the negotiation, execution, delivery, announcement, pendency or performance of this Agreement or the Transactions, or any public disclosure relating to any of the foregoing; except, in the case of the foregoing clauses (i)-(vii), to the extent such change or event has a materially disproportionate impact on the Company Entities, taken as a whole, compared to other Persons in the industries in which the Company Entities operate.

“Company Plan” means each Plan (other than a “multiemployer plan” (within the meaning of Section 3(37) of ERISA)) that is maintained, administered, sponsored, contributed to, or required to be contributed to, by any of the Company Entities for the benefit of any Participant, or with respect to which the Company Entities have any obligation or liability (whether actual or contingent, direct or indirect) to provide compensation or benefits to or for the benefit of any Participant (or any spouse, beneficiary or dependent thereof).

“Company Restricted Share” means a restricted Company Share granted pursuant to one of the Company Stock Plans or the inducement grant exception under NASDAQ Listing Rule 5635(c)(4), in each case, whether subject to any performance-based vesting conditions or time-based vesting conditions.

4

“Company Restricted Stock Unit” means a restricted stock unit or performance stock unit with respect to Company Shares granted pursuant to one of the Company Stock Plans or the inducement grant exception under NASDAQ Listing Rule 5635(c)(4), in each case, whether subject to any performance-based vesting conditions or time-based vesting conditions and whether to be settled in cash or Company Shares or any combination thereof.

“Company SEC Documents” means all reports, schedules, forms, statements and other documents, including exhibits and all other information incorporated therein, filed by the Company with the SEC, or furnished by the Company to the SEC, under the Securities Act or the Exchange Act, as the case may be, together with all certifications pursuant to the Sarbanes-Oxley Act prior to the date hereof.

“Company Shares” means shares of common stock, $0.001 par value per share, of the Company, including for the avoidance of doubt any such shares subject to a risk of forfeiture.

“Company Stock Plans” means the Company’s 2016 Omnibus Incentive Plan.

“Company Stockholders” means holders of Company Shares.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Authority regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Contract” means any written or oral contract, subcontract, understanding, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, sublicense, obligation, commitment, promise or other legally binding instrument or arrangement or other agreement.

“Convertible Notes Indenture” means the Indenture, dated February 22, 2018, by and among the Company, each of the guarantors thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent.

“Copyrights” means all copyrights and all registrations and applications for registration of the foregoing.

“COVID-19 Measures” means any commercially reasonable action or inaction by any Company Entity taken (or not taken) to comply with any workforce reduction, quarantine, “shelter in place,” “stay at home,” curfew, social distancing, shut down, closure, sequester, safety or similar Law, directive or guideline of any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case in connection with or in response to the COVID-19 Pandemic, including the CARES Act and Families First Coronavirus Response Act.

5

“COVID-19 Pandemic” means the outbreak of the COVID-19 disease caused by the SARS-CoV-2 virus (including any continuation, worsening, evolutions or mutations thereof) and any related or associated disease outbreaks, epidemics or pandemics.

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer.

“Data Room” means the electronic data room established by the Company in connection with the Transactions.

“Debt Commitment Letter” means a fully executed debt commitment letter, together with all annexes, schedules and exhibits thereto and any fee letters or engagement letters related thereto, within the meaning of Section 5.7.

“Debt Financing” means debt financing in the aggregate principal amount set forth in the Debt Commitment Letter as of the Closing Date for the purposes of financing the Transactions, related fees and expenses, and such other purposes as are set forth in the Debt Commitment Letter, together with any Alternative Financing permitted by Section 6.8(e).

“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein, or replacement debt financings, in connection with the Transactions, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.

“Employees” means, collectively, those individuals employed by the Company or any of its Subsidiaries as of immediately prior to the Closing.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, deed of trust, claim, condition, covenant, hypothecation, charge, restriction or other similar encumbrance, option or other third party right (including right of first refusal or first offer), right of way, easement, or title defect or encumbrance of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Law” means any Laws (including common law) relating to the protection of the environment (including ambient air, surface water, ground water, land surface, indoor air or subsurface strata), or the protection of human health from exposure to Hazardous Substances, including Laws relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including, where applicable: (i) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.; (iii) the Clean Water Act, 33 U.S.C. § 1251, et seq.; (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (v) the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; (vi) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq.; and (vii) the Occupational Safety and Health Act (to the extent related to worker exposure to Hazardous Substances).

6

“Equity Financing” means the equity financing contemplated by the Equity Commitment Letter.

“Equity Financing Sources” means the Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Equity Commitment Letter or in connection with all or any part of the Equity Financing described therein in connection with the Transactions, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expense Amount” means the amount of fees and expenses incurred by Parent, Purchaser and their respective Affiliates in connection with the authorization, preparation, negotiation and performance of this Agreement and the Transactions, which is an amount equal to $10,000,000.

“Extension Deadline” shall mean the earlier to occur of (a) the date of the valid termination of the Agreement in accordance with Article VIII and (b) the date that is two (2) Business Days prior to the Outside Date.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Documents” means each of the Commitment Letters, in each case, together with all exhibits, schedules and annexes thereto and any definitive agreements entered into in connection therewith (including, for the avoidance of doubt, the Debt Fee Letters).

“Financing Source” means the Equity Financing Sources and the Debt Financing Sources.

“Fraud” means, with respect to any party hereto, common law fraud under the Laws of the State of Delaware with respect to the making of such party of a representation or warranty in Article IV (with respect to the Company) or Article V (with respect to Parent and the Purchaser).

“Governmental Antitrust Authority” means any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Authority” means any government, any governmental or regulatory entity, agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether foreign, federal, state or local, any self-regulatory organization (including any securities exchange) or any arbitrational tribunal, in each case whether supranational, national, foreign, federal, state, county, provincial or local.

“Governmental Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award or assessment issued, enacted, adopted, promulgated or entered by or with any Governmental Authority.

7

“Hazardous Substances” means any hazardous or toxic material, substance, chemical, or waste as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Environmental Laws, including friable asbestos, formaldehyde, polychlorinated biphenyls, polyfluoroalkyl substances, lead based paint, radioactive materials, waste oil and other petroleum products and by-products. Hazardous Substances shall not include any virus, including the SARS-CoV-2 virus or any mutation or variation thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Hydraulic IP Holdings Joint Venture” means Hydraulic IP Holdings, LLC, a Delaware limited liability company.

“Iconix India Joint Venture” means Iconix Lifestyle India Private Limited, an India private limited company.

“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including all (a) Trademarks, (b) Patents, (c) Copyrights, (d) Trade Secrets and (e) intellectual property rights in designs, data, databases, mask works, know-how, software and technology.

“Knowledge of Parent” (or similar phrases) means the actual knowledge of the individuals identified on Section 1.1 of the Parent Disclosure Schedule, in each case, after reasonable inquiry of such individual’s direct reports.

“Knowledge of the Company” (or similar phrases) means the actual knowledge of any of the following individuals: Bob Galvin, Kyle Harmon, and John T. McClain, in each case, after reasonable inquiry of such individual’s direct reports.

“Law” means any applicable international, national, federal, state, municipal or local statute, law, common law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, ruling or other legally binding requirement or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of a Governmental Authority.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Company Entity is the lessee or lessor of any Real Estate for any period of time.

“Material Brand License” means any Contract pursuant to which a Company Entity is a licensor of Intellectual Property, under which (a) the guaranteed gross minimum revenues for the 12 month period ended December 31, 2020 in respect of such Contract are $500,000 or more and (b) the licensed Intellectual Property relates to one of the following brands: Umbro, Buffalo, Mark Ecko, Lee Cooper, Danskin, Candies, Pony and Modern Amusement.

“Material License” means, (a) any Material Brand License; and (b) any Contract pursuant to which a Company Entity receives a license or other right to use any Intellectual Property owned by a third party that is material to the Business, other than click-wrap and shrink-wrap licenses and other licenses to commercially available “off-the-shelf” software with one-time or annual license, maintenance, support and other fees of less than $200,000.

8

“NASDAQ” means the Nasdaq Stock Market.

“Non-Controlled Subsidiary” means (a) any Subsidiary of which the Company owns, controls or holds, directly or indirectly, an aggregate amount of the securities or other ownership interests representing (i) exactly fifty percent (50%) of the equity interests, (ii) exactly fifty percent (50%) of the ordinary voting power, or (iii) in the case of a partnership, exactly fifty percent (50%) of the general partnership interests, of such Person and (b) Hydraulic IP Holdings Joint Venture.

“Non-Wholly Owned Subsidiary” means (a) any Subsidiary of which the Company owns, controls or holds, directly or indirectly, an aggregate amount of the securities or other ownership interests representing (i) fifty percent (50%) or more but less than one hundred percent (100%) of the equity interests, (ii) fifty percent (50%) or more but less than one hundred percent (100%) of the ordinary voting power, or (iii) in the case of a partnership, fifty percent (50%) or more but less than one hundred percent (100%) of the general partnership interests, of such Person and (b) Hydraulic IP Holdings Joint Venture.

“Non-Wholly Owned Subsidiary Agreements” means any agreement relating to the formation, creation, equity or other ownership interests, operation, management or control of any Non-Wholly Owned Subsidiary, including any partnership, joint venture, shareholder, operating or similar agreement providing for the sharing of any profits, losses or liabilities relating thereto.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

“Parent Disclosure Schedule” means the disclosure schedule of Parent referred to in, and delivered pursuant to, this Agreement.

“Parent Material Adverse Effect” means a prohibition on, material impairment of or material delay in Parent’s or the Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party, or consummate the Transactions, including the payment of the Offer Price and Per Share Amounts to the holders of Company Shares pursuant to this Agreement.

“Participant” means any current or former director, officer, employee, independent contractor who is a natural person or consultant who is a natural person of the Company Entities, in each case in such individual’s capacity as such.

“Patents” means all patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof.

9

“Permitted Encumbrance” means: (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other Encumbrances arising or incurred in the ordinary course of business for amounts not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) Encumbrances for Taxes, utilities and other governmental charges that are not due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (iii) Encumbrances that secure obligations that are reflected as liabilities on the Balance Sheet or Encumbrances the existence of which is referred to in the notes to the Balance Sheet; (iv) in the case of Real Estate, matters that would be disclosed by an accurate survey or inspection of such Real Estate which do not materially impair the occupancy or current use of the Real Estate they encumber; (v) matters of record or registered Encumbrances affecting title to any asset but do not materially interfere with the present use of any of the properties or assets of the Company Entities; (vi) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities; (vii) statutory Encumbrances of landlords for amounts not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty; (viii) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (ix) Encumbrances arising pursuant to applicable securities Laws; and (x) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Authority.

“Personal Data” means either (a) an individual’s first name or first initial and last name in combination with any one or more of the following data elements, when either the name or the data elements are not encrypted: (i) social security number; (ii) driver’s license number, government identification card number, tax identification number, passport number, military identification number, or other unique identification number issued on a government document commonly used to verify the identity of a specific individual; (iii) account number or credit or debit card number, in combination with any required security code, access code, or password that would permit access to an individual’s financial account; (iv) medical information; (v) health insurance information; (vi) unique biometric data generated from measurements or technical analysis of human body characteristics, such as a fingerprint, retina, or iris image, used to authenticate a specific individual; (vii) information or data collected through the use or operation of an automated license plate recognition system; or (b) a username or email address, in combination with a password or security question and answer that would permit access to an online account.

“Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (ii) each other pension, profit sharing, retirement, severance, change-in-control, retention, bonus, incentive, deferred compensation, stock option, appreciation or phantom equity, other equity-based, employment, medical, dental, vision, disability, life insurance or other welfare plan, program, agreement or arrangement.

10

“Processing” or “Process” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, owned by any Company Entity, including all easements, rights-of-way, and similar rights relating thereto.

“Release” means any release, spill, emission, leaking, injection, pouring, dumping, escaping, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance into or in the air, soil, surface water, groundwater, or environment.

“Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) that is a Governmental Authority of, resident in, or organized under the laws of a country or territory that is the target of Sanctions from time to time (at present, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) that is majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions-related Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“Sarbanes-Oxley Act” means Sarbanes- Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Securitization Credit Facility” means that certain Senior Secured Term Loan, dated August 2, 2017, among IBG Borrower LLC, the Company and certain wholly-owned subsidiaries of IBG Borrower LLC, Cortland Capital Market Services LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time, as from as amended, restated, amended and restated, modified and/or supplemented, extended, restructured, repaid, refunded, refinanced or otherwise modified from time to time from time to time in accordance with the terms hereof and thereof.

“Securitization Documents” means any and all documents executed in connection with the Securitization Facility, including the Securitization Indenture.

11

“Securitization Entity” means any of (i) Icon Brand Holdings LLC, a Delaware limited liability company, (ii) Icon NY Holdings LLC, a Delaware limited liability company, (iii) Icon DE Intermediate Holdings LLC, a Delaware limited liability company, (iv) Icon DE Holdings LLC, a Delaware limited liability company, and (v) each of their respective direct and indirect Subsidiaries.

“Securitization Facility” means the indebtedness issued pursuant to the Securitization Base Indenture and any supplements and/or modifications thereto, in each case to the extent permitted by the terms hereof.

“Securitization Indenture” means that certain Base Indenture dated as of November 29, 2012 by and among the applicable Securitization Entities and Citibank, N.A. (such agreement in effect as of the date hereof, the “Securitization Base Indenture”), as supplemented by that certain Series 2012-1 Supplement dated as of November 29, 2012 to Base Indenture dated as of November 29, 2012 and as further supplemented by that certain Series 2013-1 Supplement dated as of June 21, 2013 to Base Indenture dated as of November 29, 2012 as amended, restated, amended and restated, modified and/or supplemented, extended, restructured, repaid, refunded, refinanced or otherwise modified from time to time from time to time in accordance with the terms hereof and thereof.

“Security Incident” means any unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Personal Data or the Systems, or that triggers any reporting requirement under any breach notification law or contractual provision.

“Solvent” with respect to the Surviving Corporation and as of any date of determination means: (a) the fair value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Surviving Corporation and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Surviving Corporation and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries on a consolidated basis on their debts and other liabilities, as such debts and other liabilities become absolute and matured; (c) the Surviving Corporation and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged, as such businesses are presently conducted; and (d) the Surviving Corporation and its Subsidiaries on a consolidated basis will be able to pay their liabilities, including contingent and other liabilities, as they become absolute and mature. For purposes of this definition, “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged” and “able to pay their liabilities, including contingent and other liabilities, as they become absolute and mature” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

“Specified Acquisition Transaction” means any Acquisition Transaction, replacing all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” with references to “eighty percent (80%).”

“Subsidiary” means, with respect to any Person, another Person of which such first Person (i) would consolidate the accounts of such Person with and into the consolidated financial statements of such first Person if such financial statements were prepared in accordance with accepted accounting principles as of such date, (ii) owns, controls or holds, directly or indirectly, an aggregate amount of the securities or other ownership interests representing (A) fifty percent (50%) or more of the equity interests, (B) fifty percent (50%) or more of the ordinary voting power, or (C) in the case of a partnership, fifty percent (50%) or more of the general partnership interests, of such Person, or (iii) directly or indirectly, has the power to elect fifty percent (50%) or more of the board of directors or other governing body of such Person, and otherwise controls the governance and/or management or affairs of such Person, or serves as a general partner or in such similar capacity of such Person. Notwithstanding the foregoing, “Subsidiary” of the Company shall not include Iconix India Joint Venture.

“Superior Proposal” means any bona fide, written Acquisition Proposal (replacing the reference to “Acquisition Transaction” in the definition of “Acquisition Proposal” with a reference to “Specified Acquisition Transaction”) made after the date hereof that did not result from a breach of Section 6.9 on terms that the Company Board determines in good faith, based on the information then available, after consultation with the Company’s outside financial advisor and outside legal counsel, and after taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal, the identity and financial capability of the Third Person making such Acquisition Proposal and all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions (including with respect to the terms and conditionality of any financing, potential time delays or other risks to consummation), as well as any counter-offer or proposal made by Parent in response to such offer or otherwise) that the proposed Acquisition Transaction (a) would be reasonably likely to be consummated on a timely basis if accepted on the terms thereof (including reasonably likely to receive all required approvals of any Governmental Antitrust Authority), and (b) that, if consummated, would be more favorable to the holders of Company Shares from a financial point of view than the Transactions (or any counter-offer or proposal made by Parent in response to such offer or otherwise).

“Systems” means the information technology systems and infrastructure used, owned, leased or licensed by or for the Business, including software, firmware, hardware, networks, interfaces, platforms and related systems.

“Takeover Laws” means any anti-takeover, “fair price”, “moratorium”, “control share acquisition”, “business combination statute or regulation”, “supermajority”, “affiliate transactions” state or regulations, or other similar restrictions on business combinations or voting requirements, or other similar U.S., foreign, state or local anti-takeover Law or regulations (including Section 203 of the DGCL).

“Tax” means any federal, state, local or foreign income, branch profits, license, stamp, sales and use, transfer, registration, ad valorem, value added, alternative or add-on minimum, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, premium, windfall profits, escheat, unclaimed property, environmental, customs duties, disability, employment, payroll, severance, withholding or estimated tax and other similar tax, duty, fee, impost or charge of any kind whatsoever, and any interest, penalties or addition related thereto, whether disputed or not.

“Tax Return” means any return, report, declaration, information return, claim for refund, statement or other document, including any schedule or attachment thereto, filed or required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.

“Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (a) the Company or any of its controlled Affiliates or (b) Parent or any of its Affiliates or any “group” including Parent or any of its Affiliates.

“Trade Secrets” means (a) all trade secrets, and (b) all other confidential information that has actual or potential independent economic value by virtue of not being generally known to the public or that confers a competitive advantage to a business over those in similar businesses who or which do not possess such information.

“Trademarks” means all trademarks, service marks, trade dress, trade names, business names, Internet domain names, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all registrations and applications for registration of the foregoing.

“Transaction Agreements” means this Agreement and the Note Purchase Agreement, and all other agreements, certificates and documents entered into in connection with the Transactions.

“Transactions” means the Offer, the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any sales, use, goods and services, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Transactions (but excluding, for the avoidance of doubt, any Taxes imposed on or by reference to income, profits or gains).

Section 1.2         Additional Definitions. The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections of this Agreement (or on the respective Annexes to this Agreement) set forth below:

Term	Location
Acceptance Time	Section 2.1(b)
Accepted Shares	Section 3.6(b)
Agreement	Recitals; Annex I
Alternative Acquisition Agreement	Section 6.9(d)
Alternative Financing	Section 6.8(e)
Anti-Corruption Laws	Section 4.24(a)
Appraisal Shares	Section 3.8(c)
Balance Sheet	Section 4.6(a)
Book Entry Share	Section 3.7(b)
Certificate of Merger	Section 3.3

Term	Location
Change in Recommendation	Section 6.9(d)
Closing	Section 3.4
Closing Date	Section 3.4
Company	Recitals
Company Board	Recitals
Company Board Recommendation	Recitals
Company Financial Advisor	Section 4.22
Company Material Contract	Section 4.17
Company Related Parties	Section 8.3(f)
Company Stock Certificate	Section 3.7(b)
Company Termination Fee	Section 8.3(a)
Compensation Committee	Section 6.2(d)
Confidentiality Agreement	Section 6.4
Consent	Section 4.4(b)
Continuing Employee	Section 6.2(a)
Convertible Noteholder	Recitals
Convertible Notes	Recitals
D&O Policy	Section 6.7(c)
Debt Commitment Letter	Section 5.7(a)
Debt Documents	Section 6.16
Debt Extension Period	Section 2.1(d)
Debt Fee Letters	Section 5.7(a)
Debt Financing Documents	Section 5.7(a)
Decision Period	Section 6.9(e)(i)(4)
Delaware Courts	Section 9.3(b)
DGCL	Recitals
Dissenting Stockholder	Section 3.8(a)
DTC	Section 3.7(b)
DTC Payment	Section 3.7(c)
Effective Time	Section 3.3
Enforceability Exceptions	Section 4.3
Enforcement Expenses	Section 8.3(h)
Equity Commitment Letter	Recitals
Exchange Fund	Section 3.7(a)
Excluded Shares	Section 3.6(b)
Expiration Date	Section 2.1(d)
Expiration Time	Annex I
Failure Notice Period	Section 8.1(h)
FCPA	Section 4.24(a)
GAAP	Section 4.6(b)
GAAP Financial Statements	Section 4.6(a)
Guarantor	Recitals
Indemnified Individual	Section 6.7(a)
Initial Expiration Date	Section 2.1(d)
Interim Financial Statements	Section 4.6(a)

Term	Location
Licenses	Section 4.14(b)
Limited Guaranty	Recitals
Maximum Premium	Section 6.7(c)
Merger	Recitals
Minimum Condition	Annex I
Offer	Section 2.1(a)
Offer Commencement Date	Section 2.1(a)
Offer Conditions	Section 2.1(b)
Offer Documents	Section 2.2(a)
Offer Price	Section 2.1(a)
Opinion	Section 4.22
Outside Date	Section 8.1(b)
Parent	Recitals
Parent Plan	Section 6.2(a)
Parent Related Parties	Section 8.3(g)
Parent Termination Fee	Section 8.3(d)
Paying Agent	Section 3.7(a)
Per Share Amount	Section 3.6(a)
Preferred Stock	Section 4.2(a)
Proposal Amendment Notice	Section 6.9(e)(i)(3)
Purchased Notes	Recitals
Purchaser	Recitals
Registered IP	Section 4.9(a)
Reimbursement and Indemnification Obligations	Section 6.8(h)
Related Parties	Section 8.3(g)
Related Party Transactions	Section 4.21
Release Documents	Section 6.15
Required Amount	Section 5.10
Schedule 14D-9	Section 2.3(a)
Schedule TO	Section 2.2(a)
Securitization Base Indenture	Section 1.1
Stockholder List Date	Section 2.3(c)
Support Agreements	Recitals
Surviving Corporation	Section 3.1
Syndication Documents	Section 6.8(f)
WARN Act	Section 4.15(c)

Section 1.3         Interpretation.

(a)           When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article, Section, Annex, Exhibit or Schedule of, or to, this Agreement (or, (i) with respect to any references to Sections of the Company Disclosure Schedule in Article IV, the Company Disclosure Schedule, or (ii) with respect to any references to Sections of the Parent Disclosure Schedule in Article V, the Parent Disclosure Schedule) unless otherwise indicated.

(b)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)           When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(d)           As used in this Agreement, the phrase “ordinary course of business” shall refer to, with respect to a particular Person, any action or inaction taken by such Person in the ordinary course of business consistent with past practice, and each reference to “ordinary course of business” shall include any action, changes or modification pursuant to any COVID-19 Measures.

(e)           Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(f)            Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(g)           References in this Agreement to “dollars” or “$” are to U.S. dollars.

(h)           References to a “willful and material breach” refer to a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the actual knowledge that the taking of or failure to take such act would or would reasonably be expected to cause a breach of this Agreement.

(i)            References to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section.

(j)            References to any Governmental Authority include any successor to such Governmental Authority and to any Affiliate include any successor to such Affiliate.

(k)           References to “made available” and words of similar import mean that the relevant documents, instruments and materials were posted and made available to Parent in the Data Room no later than forty-eight (48) hours prior to the date of this Agreement.

(l)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

Article II.

THE OFFER

Section 2.1         The Offer.

(a)           Provided that this Agreement shall not have been validly terminated pursuant to Article VIII, as promptly as practicable after the date of this Agreement and in any event within the fifteen (15) Business Day period commencing on the first Business Day after the date of this Agreement (unless otherwise agreed in writing between Parent and the Company, and subject to the Company having timely provided any information required to be provided by it pursuant to Section 2.2(b) and entering into the First Supplemental Indenture to the Convertible Notes Indenture pursuant to Section 6.18(a)), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer for all of the outstanding Company Shares (other than the Excluded Shares), at a price per Company Share equal to $3.15, net to the holder thereof, subject to reduction for any applicable withholding Taxes payable in respect thereof, in cash (as such price may be increased or decreased in accordance with this Agreement or adjusted pursuant to Section 2.1(f), the “Offer Price”). Such tender offer, as it may be amended from time to time in accordance with this Agreement is referred to in this Agreement as the “Offer.” The date on which the Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”.

(b)           On the terms and subject to the satisfaction or waiver by the Purchaser of the Offer Conditions as of the Expiration Time, as soon as practicable after 11:59 p.m., Eastern time, on the Expiration Date (as it may be extended in accordance with the terms of this Agreement), and in any event within two Business Days after the Expiration Date, the Purchaser shall (and Parent shall cause the Purchaser to) accept for payment all Company Shares validly tendered pursuant to the Offer (and not properly withdrawn) (the time of such acceptance for payment, the “Acceptance Time”). The obligation of the Purchaser to accept for payment Company Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the conditions set forth in Annex I (the “Offer Conditions”) and shall not be subject to any other conditions. As soon as practicable after the Acceptance Time, and in any event within three (3) Business Days after the Expiration Date, the Purchaser shall pay for such Company Shares. The Company shall register the transfer of Company Shares accepted for payment effective promptly upon payment by the Purchaser for such Company Shares.

(c)           The obligation of the Purchaser (and of Parent to cause the Purchaser) to accept for payment, and pay for, any and all Company Shares validly tendered (and not properly withdrawn) pursuant to the Offer will be subject to the satisfaction (or to the extent waivable, the waiver by Parent or the Purchaser) of the Offer Conditions. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company:

(i)          the maximum number of Company Shares sought to be purchased by the Purchaser in the Offer may not be decreased other than in a manner required by Section 2.1(f);

(ii)         the Offer Price to be paid pursuant to the Offer may not be decreased other than in a manner required by Section 2.1(f) (provided that the Purchaser may increase the Offer Price to be paid pursuant to the Offer);

(iii)        except in accordance with Section 2.1(d), the Expiration Time may not be accelerated or otherwise modified;

(iv)        no change may be made to the form of consideration payable by the Purchaser in the Offer;

(v)         no change may be made to the Offer that imposes any conditions or requirements to the Offer in addition to the Offer Conditions, or amends or supplements any of the Offer Conditions or any of the other terms of the Offer in any manner materially and adversely affecting, or that would reasonably be expected to have a material and adverse effect on, any of the holders of Company Shares or that would, individually or in the aggregate, reasonably be expected to prevent the consummation of the Offer or prevent or materially impair the ability of Parent or the Purchaser to consummate the Transactions (provided that the Purchaser expressly reserves the right to (but shall not be obligated to) waive any of the Offer Conditions (other than the Minimum Condition));

(vi)        Parent and Purchaser shall not provide any “subsequent offering period” (or any extension of any subsequent offering period) within the meaning of Rule 14d-11 promulgated under the Exchange Act other than pursuant to and in accordance with Section 2.1(d); or

(vii)       the Minimum Condition may not amended or waived.

(d)           The Offer shall expire at 11:59 p.m., Eastern time, on the date that is twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) after the Offer Commencement Date (the “Initial Expiration Date”), unless the Offer has been extended in accordance with this Agreement (the Initial Expiration Date or such later date to which the Offer has been so extended being referred to in this Agreement as the “Expiration Date”). Notwithstanding the foregoing, unless this Agreement has been terminated in accordance with its terms, (A) the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer for the minimum period required by any Law or Governmental Order, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case which is applicable to the Offer; (B) in the event that any of the conditions to the Offer, other than the Minimum Condition, are not satisfied or waived (if permitted hereunder) as of any then scheduled Expiration Date of the Offer, the Purchaser may extend the Offer beyond the Initial Expiration Date for one or more periods of up to ten (10) Business Days (or any longer period as may be approved in advance by the Company) (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act, with each such period to end at 11:59 p.m., Eastern time, on the last Business Day of such period) each to permit such Offer Condition to be satisfied; (C) in the event all the Offer Conditions have been satisfied or waived (if permitted hereunder), except that the Minimum Condition has not been satisfied as of any then scheduled Expiration Date of the Offer (provided that the Convertible Notes have been converted as required pursuant to Section 6.18), the Purchaser shall extend the Offer and the Expiration Time beyond the then-scheduled Expiration Time for one or more periods of up to ten (10) Business Days (or any longer period as may be approved in advance by the Company) (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act, with each such period to end at 11:59 p.m., Eastern time, on the last Business Day of such period) each to permit such Minimum Condition to be satisfied, it being understood and agreed that the Purchaser shall not be required to extend the Offer pursuant to this clause (C) on more than two (2) occasions, but may, in its sole and absolute discretion, elect to do so; (D) the Purchaser may extend the Offer pursuant to, and in accordance with, Section 6.18(c), and (E) in the event that (i) all of the conditions to the Offer have been satisfied or waived, (ii) less than five (5) Business Days prior to the then-scheduled Expiration Date, the full amount of the Debt Financing necessary to pay the Required Amount has not been funded and will not be funded at the Acceptance Time and at the Closing (other than as a result of a breach or failure to perform by Parent or Purchaser of any of their representations, warranties or covenants set forth in Section 5.7 or Section 6.8), and (iii) Parent and Purchaser acknowledge and agree that the Company may terminate this Agreement pursuant to, and in accordance with and upon the satisfaction of the requirements set forth in Section 8.1(i) and receive the Parent Termination Fee pursuant to, and only in accordance with Section 8.3(d), then Purchaser shall have the right in its sole discretion to extend the Offer for one period of up to five (5) Business Days (or such longer period as may be approved in advance by the Company) ending at 11:59 p.m., Eastern Time, on the last Business Day of such period, in order to permit the funding of the full amount of the Debt Financing necessary to pay the Required Amount (such period, the “Debt Extension Period”); provided that (1) the foregoing clauses (A), (B), (C), (D) or (E) of this Section 2.1(d) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to Section 8.1, and (2) in no event shall Parent or the Purchaser be required to extend the Offer beyond the Extension Deadline or, except pursuant to and in accordance with Section 2.1(d)(E), permitted to extend the Offer beyond the Extension Deadline without the Company’s prior written consent (unless this Agreement is validly terminated pursuant to Section 8.1).

(e)           The Offer may not be terminated prior to the then-scheduled Expiration Time without the prior written consent of the Company unless this Agreement is validly terminated in accordance with Section 8.1. If this Agreement is validly terminated in accordance with Section 8.1, then the Purchaser shall (and Parent shall cause the Purchaser to) immediately, irrevocably and unconditionally terminate the Offer, and the Purchaser shall not acquire or pay for any Company Shares pursuant to the Offer. If the Offer is terminated or withdrawn by the Purchaser in accordance with the terms of this Agreement, the Purchaser shall promptly return, and Parent and the Purchaser shall cause any depository acting on behalf of the Purchaser to return, all Company Shares tendered pursuant to the Offer to the registered holders thereof. Nothing contained in this Section 2.1(e) shall restrict any termination rights set forth in Section 8.1.

(f)            Subject to Section 6.1(b), if, between the date of this Agreement and the Acceptance Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, combination, exchange of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be adjusted to the extent appropriate; provided, however, that nothing in this Section 2.1(f) shall be construed to permit the Company or any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.2         Actions of Parent and the Purchaser.

(a)           As promptly as practicable on the Offer Commencement Date, Parent and the Purchaser shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer, which will contain as an exhibit the Purchaser’s offer to purchase and form of related letter of transmittal and summary advertisement (the forms of which shall be acceptable to the Company) and other required or customary ancillary documents, in each case, with respect to the Offer (such Schedule TO and other required or customary ancillary documents included therewith being referred to collectively in this Agreement as the “Offer Documents”) and (ii) cause the Offer Documents to be timely disseminated to holders of Company Shares as and to the extent required by the Exchange Act. Parent and the Purchaser shall cause the Offer Documents to comply with the applicable requirements of the Exchange Act and other applicable Laws and not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Offer Documents or necessary in order to make the statements in the Offer Documents, in light of the circumstances under which they were made, not misleading; it being understood that no covenant is made by Parent or the Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation (unless the Company Board shall have effected a Change in Recommendation pursuant to Section 6.9). Parent and the Purchaser shall give the Company and its Representatives a reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC and prior to the dissemination thereof to holders of Company Shares, and Parent and the Purchaser shall give reasonable and good faith consideration to any such comments made by the Company or its Representatives (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and the Purchaser shall promptly provide the Company and its legal counsel with a copy of any comments or, with respect to oral comments, a reasonably detailed description of any comments received by Parent or the Purchaser (or by legal counsel to Parent or the Purchaser) from the SEC or its staff with respect to any of the Offer Documents. Each of Parent and the Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and give the Company and its Representatives a reasonable opportunity to participate in the formulation of the response to any such comments of the SEC or its staff, including a reasonable opportunity to review and comment on (and Parent and the Purchaser shall reasonably consider in good faith the inclusion of any such comments) any response to such comments proposed to be provided to the SEC or its staff.

(b)           To the extent required by the applicable requirements of the Exchange Act or other applicable Law, (i) Parent and the Purchaser shall promptly correct any information in the Offer Documents if and to the extent such information shall have become false or misleading in any material respect, provided that the Company shall promptly correct any information in the Offer Documents provided by it or any of its Representatives for inclusion in the Offer Documents, and (ii) each of Parent and the Purchaser shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct any such information, to be filed with the SEC and to be disseminated to holders of Company Shares. The Company shall promptly furnish to Parent and the Purchaser, for inclusion in the Offer Documents, all information concerning the Company and its stockholders required by applicable Law or reasonably requested by Parent or the Purchaser to be included in the Offer Documents, which, for the avoidance of doubt, shall not include any financial statements of the Company.

(c)           Parent shall cause to be provided to the Purchaser on a timely basis all of the funds necessary to purchase and pay for any Company Shares that the Purchaser becomes obligated to accept for payment and purchase pursuant to the Offer and shall cause the Purchaser to perform, on a timely basis, all of the Purchaser’s obligations under this Agreement; provided, that the Purchaser shall not accept for payment or pay for any Company Shares if, as a result, the Purchaser would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. On the terms and subject to the satisfaction or waiver by the Purchaser of the conditions set forth in this Agreement and the Offer as of the Expiration Time, the Purchaser shall pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer substantially concurrently with the Acceptance Time. The Offer Price payable in respect of each Company Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the holder of such Company Share, in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 3.7.

(d)           Parent and the Purchaser shall, and each of Parent and the Purchaser shall ensure that all of their respective Affiliates shall, tender any Company Shares held by them in the Offer.

(e)           The parties hereto expressly elect to have this Agreement and the Transactions governed by Section 251(h) of the DGCL, and Parent and the Purchaser shall cause the Merger to be effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer.

Section 2.3         Actions of the Company.

(a)           On or as promptly as practicable after the Offer Commencement Date, and in any event within one Business Day after the Offer Commencement Date, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall contain the Company Board Recommendation and a notice of appraisal rights in accordance with Section 262 of the DGCL. Prior to such filing and dissemination, the Company shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. Following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Shares, to the extent required by applicable federal securities laws, the Company shall disseminate to holders of Company Shares the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply with the applicable requirements of the Exchange Act and other applicable Laws and not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Schedule 14D-9 or necessary in order to make the statements in the Schedule 14D-9, in light of the circumstances under which they were made, not misleading; it being understood that no covenant is made by the Company with respect to information supplied by Parent or the Purchaser for inclusion in the Schedule 14D-9. The Company shall provide Parent, the Purchaser and their respective Representatives a reasonable opportunity to review and comment (and the Company shall reasonably consider in good faith the inclusion of any such comments) on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to holders of Company Shares; provided, however, that the Company shall not be required to give Parent, Purchaser or any of their respective Representatives such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Acquisition Proposal or any Change in Recommendation. The Company shall promptly provide Parent and the Purchaser and its legal counsel with a copy of any comments or, with respect to oral comments, a reasonably detailed description of any comments received by the Company (or by legal counsel to the Company) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and give Parent, the Purchaser and their respective Representatives a reasonable opportunity to participate in the formulation of the response to any such comments of the SEC or its staff, including a reasonable opportunity to review and comment on (and the Company shall reasonably consider the inclusion of any such comments in good faith) any response to such comments proposed to be provided to the SEC or its staff; provided, however, that the Company shall not be required to give Parent, the Purchaser or any of their respective Representatives such opportunity to review and comment in connection with any such response or comments that relate to any Acquisition Proposal or any Change in Recommendation.

(b)           To the extent required by the applicable requirements of the Exchange Act or other applicable Law, (i) the Company shall promptly correct any information in the Schedule 14D-9 if and to the extent such information shall have become false or misleading in any material respect, provided that Parent and the Purchaser shall promptly correct any information in the Schedule 14D-9 provided by them for inclusion in the Schedule 14D-9, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct any such information, to be filed with the SEC and to be disseminated to holders of Company Shares. Parent and the Purchaser shall promptly furnish to the Company, for inclusion in the Schedule 14D-9, all information concerning Parent, the Purchaser and their respective equityholders required or reasonably requested by the Company to be included in the Schedule 14D-9.

(c)           In connection with the Offer, the Company shall cause its transfer agent to promptly (and in any event within three (3) Business Days following the date of this Agreement) furnish to the Purchaser or its designated agent such information as Parent or its agents may reasonably request, including (i) a list of the names and addresses of the record holders of the Company Shares as of the close of business on the date of this Agreement, and (ii) to the extent reasonably available to the Company or its transfer agent (including after reasonable request by the Company or its transfer agent of the applicable Persons), security position listings of Company Shares held in stock depositories, as of a recent date (the date of the stockholder list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”). The Company shall promptly furnish to the Purchaser such additional information, including updated listings and computer files of stockholders, and security position listings, and such other information and assistance as the Purchaser may reasonably request for purposes of communicating the Offer to the holders of Company Shares, in each case, to the extent reasonably available to the Company or its transfer agent (including after reasonable request by the Company or its transfer agent of the applicable Persons). Subject to the requirements of applicable Laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Parent and the Purchaser shall, and shall cause their respective Representatives to, until consummation of the Offer, hold in confidence the information furnished pursuant to this Section 2.3(c) in accordance with the Confidentiality Agreement, shall use such information only in connection with consummating the Offer, the Merger and the other Transactions pursuant to this Agreement and, if this Agreement shall be terminated in accordance with Section 8.1, shall destroy all electronic copies of such information and deliver to the Company all other copies of such information then in their possession or under their control.

Article III.

THE MERGER; EFFECTIVE TIME

Section 3.1         Merger of the Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company, and the separate corporate existence of the Purchaser shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent. The Merger shall be governed by Section 251(h) of DGCL and shall be effected as soon as practicable following consummation (as defined in Section 251(h) of the DGCL) of the Offer.

Section 3.2         Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.3         Effective Time. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated under the DGCL by causing a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as is agreed to in writing by the parties hereto and specified in the Certificate of Merger (the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware being referred to in this Agreement as the “Effective Time”).

Section 3.4         Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1 and subject to the satisfaction or waiver (to the extent permitted by applicable Laws) of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall (i) take place remotely as soon as practicable following the Acceptance Time, and in any case no later than the first Business Day after the satisfaction or waiver (to the extent permitted hereunder and by applicable Law) of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted hereunder and by applicable Law) of those conditions), or (ii) such other time, location or date as Parent, the Purchaser and the Company mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 3.5         Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise jointly determined by Parent and the Company in writing prior to the Effective Time:

(a)           subject to the provisions of Section 6.7, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or any holder of Company Shares, the certificate of incorporation of the Company shall be amended and restated to read in its entirety to read as the certificate of incorporation of the Purchaser as in effect immediately prior to the Effective Time (other than the name of the Surviving Corporation which shall remain “Iconix Brand Group, Inc.”), and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation;

(b)           subject to the provisions of Section 6.7, the parties shall take the actions necessary so that the bylaws of the Company shall be amended and restated to read substantially identically to the bylaws of the Purchaser as in effect immediately prior to the Effective Time (except that the name of the Company shall remain “Iconix Brand Group, Inc.”), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such bylaws;

(c)           the parties shall take the actions necessary so that the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of the Purchaser immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal; and

(d)           the parties shall take the actions necessary so that the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Purchaser immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their earlier death, resignation or removal.

Section 3.6         Conversion of Company Shares. Subject to Section 3.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or any holder of Company Shares:

(a)           each Company Share (other than Excluded Shares, Accepted Shares, and subject to the last sentence of Section 3.8(a), Appraisal Shares) that is issued and outstanding immediately prior to the Effective Time, shall be automatically converted into the right to receive, in cash, without interest, the Offer Price (the “Per Share Amount”) subject to any withholding of Taxes required by applicable Law, in accordance with the provisions of Section 3.7;

(b)           any Company Shares that are held in the Company’s treasury, owned by any Subsidiary of the Company, or owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent, in each case, as of immediately prior to the commencement of the Offer (collectively, the “Excluded Shares”), or irrevocably accepted for purchase pursuant to the Offer (the “Accepted Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor (other than, in the case of the Accepted Shares, payment of the Offer Price pursuant to the Offer); and

(c)           each share of common stock, par value $0.001 per share, of the Purchaser that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate that prior to the Effective Time represented ownership of shares of common stock of the Purchaser will thereafter represent ownership of the number of shares of common stock of the Surviving Corporation into which the shares of common stock of the Purchaser were converted.

No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered stock certificates representing Company Shares as of immediately prior to the Effective Time or Book Entry Shares.

Section 3.7         Payment for Company Shares.

(a)           Prior to the Effective Time, Parent shall select a reputable bank or trust company (reasonably acceptable to the Company) (such approval not to be unreasonably withheld, conditioned or delayed) to act as paying agent with respect to the Merger (the “Paying Agent”). The Company shall be responsible for all costs and expenses of the Paying Agent. At or prior to the Closing, Parent and the Purchaser shall make available, or cause to be made available, to the Paying Agent an aggregate amount in cash sufficient to enable the Paying Agent to pay the aggregate consideration to which such holders of Company Shares become entitled under Section 3.6 and Section 3.9 (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to pay the aggregate consideration contemplated by Section 3.6 and Section 3.9, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments. Until disbursed in accordance with this Agreement, the Exchange Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in short-term obligations of the United States government with maturities of no more than thirty (30) days or guaranteed by the United States government and backed by the full faith and credit of the United States government. Earnings on the Exchange Fund in excess of the amounts payable to the Company Stockholders shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article III.

(b)           Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, as of immediately prior to the Effective Time, a holder of record of a stock certificate representing Company Shares (each, a “Company Stock Certificate”) or a holder of record immediately prior to the Effective Time of such shares not represented by a stock certificate (each, a “Book Entry Share”) not held through The Depository Trust Company (“DTC”) (other than Excluded Shares, and subject to the last sentence of Section 3.8(a), Appraisal Shares) a form of letter of transmittal (mutually approved in form and substance by the Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of such Company Stock Certificate or Book Entry Share, as the case may be, in exchange for the Merger consideration (less any required withholding of Taxes) issuable and payable in respect thereof. Parent shall ensure that, upon receipt of an “agent’s message” by the Paying Agent in connection with the transfer of a Book Entry Share not held through DTC or surrender of a Company Stock Certificate for cancellation to the Paying Agent, as applicable, in each case together with a properly completed and executed letter of transmittal, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 3.7(f) (and subject to the terms thereof), the transferee of the Company Shares previously represented by such Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 3.6(a), subject to Section 3.7(g). No interest will be paid to holders of Book Entry Shares or Company Stock Certificates in connection with, or accrued on, the Merger consideration payable pursuant to Section 3.6(a). With respect to Book Entry Shares held through DTC, which Book Entry Shares were converted into the right to receive the Merger consideration pursuant to Section 3.6(a), the holder of such Book Entry Shares shall not be required to deliver an executed letter of transmittal.

(c)           Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Paying Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of Company Shares (other than Excluded Shares, and subject to the last sentence of Section 3.8(a), Appraisal Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Amount (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Paying Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(d)           On or after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent and the Purchaser to the Paying Agent that have not been disbursed to holders of record of stock certificates formerly representing Company Shares (other than Excluded Shares, and subject to the last sentence of Section 3.8(a), Appraisal Shares) as of immediately prior to the Effective Time or Book Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of such stock certificates or Book Entry Shares. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of any such stock certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(e)           If any stock certificate representing Company Shares (other than Excluded Shares, and subject to the last sentence of Section 3.8(a), Appraisal Shares) shall have been lost, stolen or destroyed, then, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the Person claiming that such stock certificate has been lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed stock certificate the cash amount (less any amounts entitled to be deducted or withheld pursuant to this Agreement) payable in respect thereof pursuant to this Agreement; provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such amount, require the owner of such lost, stolen or destroyed stock certificate to provide a bond in a customary amount.

(f)            If any Merger consideration payable pursuant to Section 3.6(a) is requested to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Company Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange has submitted all documents reasonably required by the Paying Agent to evidence that any applicable transfer or similar Taxes relating to such transfer have been paid, or to establish to the reasonable satisfaction of the Paying Agent that any such Taxes are not applicable, and that the surrendered Company Stock Certificate of Book Entry Share, as applicable, shall be properly endorsed and presented to the Paying Agent or shall otherwise be in proper form for transfer and is accompanied by all documents reasonably required to evidence and effect such transfer.

(g)           Each of the Paying Agent, Parent, the Purchaser, the Surviving Corporation and the Subsidiaries of the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect thereto under the Code or any other applicable state, local or foreign Laws relating to Taxes. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted to the applicable Governmental Authority as required by applicable Laws and (ii) shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction or withholding was made. After the date of this Agreement, the Company will (and will cause its Subsidiaries to) (x) reasonably cooperate with Parent or Purchaser in connection with determining whether any withholding Taxes are applicable to payments made in connection with this Agreement, and determining the amount of any withholding Taxes applicable to payments made in connection with this Agreement (including any such Taxes imposed by taxing authorities in India or China) and (y) take such actions as are reasonably requested by Parent or Purchaser to minimize to the extent permitted by applicable Law, any such Taxes that may be imposed in connection with the transactions contemplated hereby as a result of the People’s Republic of China Administration of Taxation Circular 7 (2015) or any similar or associated Laws of the People’s Republic of China or any other jurisdiction.

Section 3.8         Appraisal Rights.

(a)           Notwithstanding anything to the contrary contained in this Agreement, any Company Shares that constitute Appraisal Shares shall not be converted into or represent the right to receive payment in accordance with Section 3.6, shall no longer be outstanding and shall be automatically cancelled and cease to exist, and each holder of Appraisal Shares (a “Dissenting Stockholder”) shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, no Dissenting Stockholder shall have, or be entitled to exercise, any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any Dissenting Stockholder shall fail to perfect or shall otherwise withdraw or lose such holder’s right of appraisal under Section 262 of the DGCL, then (i) any right of such Dissenting Stockholder to require the Surviving Corporation to purchase such Appraisal Shares for cash shall be extinguished, and (ii) such Appraisal Shares shall automatically be converted into, and shall represent only the right to receive (subject to compliance with Section 3.7), payment for such Appraisal Shares, without interest thereon, in accordance with Section 3.6.

(b)           The Company (i) shall give Parent prompt written notice of any demand received by the Company from any stockholder of the Company for appraisal of such stockholder’s Company Shares pursuant to Section 262 of the DGCL, (ii) shall give Parent the opportunity to participate in and direct and control all negotiations and proceedings with respect to any such demand, and (iii) shall give Parent the opportunity to review, and have the Company consider in good faith all reasonable comments to, any written document to be given to any third party of Governmental Authority in connection therewith. Prior to the Effective Time, the Company shall not make any payment with respect to any demands for appraisal, settle or offer to settle any such demands for appraisal, or approve any withdrawal of any such demands for appraisal, in each case, without the prior written consent of Parent. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal, settle or offer to settle any such demands for appraisal, or approve any withdrawal of any such demands for appraisal.

(c)           For purposes of this Agreement, “Appraisal Shares” shall refer to any Company Shares outstanding immediately prior to the Effective Time that are held by any Person who is entitled to statutory appraisal rights under, and has properly and validly demanded and not withdrawn his, her or its statutory appraisal rights under, Section 262 of the DGCL with respect to such Company Shares.

Section 3.9         Treatment of Equity Awards.

(a)           Treatment of Company Restricted Stock Units. Effective as of the Acceptance Time, except as otherwise agreed to in writing by Parent and a holder of any Company Restricted Stock Unit, each Company Restricted Stock Unit that is then outstanding at such time shall, automatically and without any required action on the part of the holder thereof, become fully vested (to the extent that vesting is based on the achievement of performance goals for a performance period that has not been completed as of immediately prior to the Acceptance Time, performance shall be deemed achieved at the target level of performance, or if greater the level of performance required by the award agreement evidencing the applicable Company Restricted Stock Unit) and shall be cancelled, and in exchange therefore, the holder of each such Company Restricted Stock Unit shall be entitled to receive (without interest) an amount in cash equal to the Per Share Amount, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 3.7.

(b)           Treatment of Company Restricted Shares. Effective as of the Acceptance Time, except as otherwise agreed to in writing by Parent and a holder of any Company Restricted Share, each Company Restricted Share that is then outstanding and unvested shall, automatically and without any required action on the part of the holder thereof, become fully vested (to the extent that vesting is based on the achievement of performance goals for a performance period that has not been completed as of immediately prior to the Acceptance Time, performance shall be deemed achieved at the target level of performance, or if greater the level of performance required by the award agreement evidencing the applicable Company Restricted Share), and all such vested Company Restricted Shares shall be treated identically to all other Company Shares with respect to the payment of the Per Share Amount (except as provided in Section 3.9(c) below).

(c)           Notwithstanding anything to the contrary contained in this Agreement, when any payment pursuant to this Section 3.9 becomes payable, any such payment shall first be made to the regular payroll account of the Surviving Corporation or one of its Subsidiaries, and the Surviving Corporation or such Subsidiary, as applicable, shall pay to the applicable recipient of such payment such amount (less any applicable deductions and withholding Taxes) on the first payroll date thereafter in full payment thereon; provided, that all amounts payable in respect of Company Restricted Stock Units shall be paid by the Paying Agent to the payroll account of the Surviving Corporation or one of its Subsidiaries at the Effective Time for distribution through the payroll account of the Surviving Corporation or one of its Subsidiaries to the former holders of such Company Restricted Stock Units (less applicable deductions and withholding Taxes) as promptly as practicable (and in any event within five (5) Business Days after the Effective Time).

Section 3.10       Merger Without Vote of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.11       Further Action. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Transactions, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such assets in the Surviving Corporation or otherwise to carry out this Agreement.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company Disclosure Schedule (such disclosures being considered to be made for purposes of the specific section of the Company Disclosure Schedule in which they are made and for purposes of all other Sections only to the extent the relevance of such disclosure is reasonably apparent on its face); or (b) the Company SEC Documents filed with the SEC since January 1, 2018 and publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections), provided that this clause (b) shall not apply to representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.20 and Section 4.22 (it being understood that any matter disclosed in any Company SEC Documents will be deemed to be disclosed in a specific section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure in such Company SEC Documents that it is applicable to such section of the Company Disclosure Schedule), the Company hereby represents and warrants to the Purchaser and Parent, as of the date hereof, as follows:

Section 4.1         Organization, Standing and Power.

(a)           The Company is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has full and requisite corporate power and authority necessary to enable it to own, lease, use or otherwise hold its properties, rights and assets and to carry on the Business as presently conducted in all material respects. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the conduct or nature of the Business or the ownership, leasing, use or holding of assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably expected to have, a Company Material Adverse Effect.

(b)           Each Company Entity (other than the Company) is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each Company Entity (other than the Company) has full and requisite corporate or similar power and authority necessary to enable it to own, lease, use or otherwise hold its properties, rights and assets and to carry on the Business as presently conducted in all material respects. Each Company Entity (other than the Company) is duly qualified to do business and is in good standing in each jurisdiction in which the conduct or nature of the Business or the ownership, leasing, use or holding of assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably expected to have, a Company Material Adverse Effect.

(c)           The Company Entities’ Organizational Documents are in full force and effect and none of the Company Entities is in any violation of any provisions contained in its Organizational Documents. The Company has made available to Parent prior to the date hereof complete and accurate copies of the Organizational Documents of each Company Entity, each as currently in effect. The Company has filed with the SEC, prior to the date hereof, complete and accurate copies of its Organizational Documents as amended to the date hereof.

(d)           On or prior to the date hereof, the Company Board has unanimously (i) determined that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) taken as of the date hereof, and determined to take at all times on or prior to the Effective Time, all actions so that the restrictions contained in Section 203 of the DGCL applicable to “business combinations” (as defined in Section 203(c) of the DGCL) are and will be inapplicable to the execution, delivery and performance of this Agreement, and to the consummation of the Offer, the Merger and the other Transactions; (iv) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained in this Agreement and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained in this Agreement; and (v) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board has been amended, rescinded or modified in any way.

Section 4.2           Capitalization.

(a)            The authorized capital stock of the Company consists of 260,000,000 Company Shares and 5,000,000 shares of preferred stock, par value of $0.01 per share (the “Preferred Stock”). As of June 10, 2021, (i) 14,480,623 Company Shares were issued and outstanding, (ii) 3,358,593 Company Shares were held in the Company’s treasury, and (iii) no shares of Preferred Stock were issued or outstanding. All of the outstanding shares of capital stock or other equity securities of the Company are, and all Company Shares that may be issued as contemplated or permitted by this Agreement (including upon the conversion of the Purchased Notes into Company Shares pursuant to Section 6.18) will be, duly authorized and validly issued, and fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right provided for in the applicable Law governing the Company, the Organizational Documents of the Company, each as amended to the date of this Agreement, or any Contract to which any Company is a party or otherwise bound. No Subsidiary of the Company owns any equity securities of the Company. The Company has sufficient authorized and unissued Company Shares to effect the issuance of Company Shares pursuant to, and in accordance with, the conversion of the Purchased Notes into Company Shares pursuant to Section 6.18. From and after March 14, 2019, no event or circumstance has occurred that has resulted in an adjustment to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) from 52.1919 Company Shares (as defined in the Convertible Notes Indenture as in effect on the date hereof) per $1,000 principal amount of Convertible Notes. As of June 10, 2021, 280,472 Company Shares remained available for issuance (and were not covered by outstanding awards) under the Company Stock Plans. As of June 10, 2021, (i) Company Restricted Stock Units covering 282,541 Company Shares were outstanding, and (ii) no unvested Company Restricted Shares were issued and outstanding.

(b)            All of the outstanding shares of capital stock or other equity securities of each Subsidiary of the Company owned directly or indirectly by the Company have been duly authorized and validly issued, and are fully paid and non-assessable and, except as may be provided in a Non-Wholly Owned Subsidiary Agreement, are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right provided for in the applicable corporation or limited liability company Law governing such entity, the Organizational Documents of such Subsidiary of the Company, each as amended to the date of this Agreement, or any Contract to which any Subsidiary of the Company is a party or otherwise bound. All of the outstanding shares of capital stock or other equity securities of each Subsidiary of the Company other than Non-Wholly Owned Subsidiaries are wholly owned, directly or indirectly, by the Company free and clear of all Encumbrances, other than Permitted Encumbrances. Section 4.2(b) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date hereof, of each Subsidiary of the Company, together with the (i) jurisdiction of incorporation or organization, as the case may be, of each Subsidiary of the Company, (ii) the type and percentage of interests held, directly or indirectly, by the Company or a Subsidiary of the Company in each Subsidiary of the Company, and (iii) the classification for U.S. federal income Tax purposes of each Subsidiary of the Company.

(c)            Except as set forth in Section 4.2(a) and Section 4.2(b) of the Company Disclosure Schedule, or that may be issued upon the conversion of the Purchased Notes into Company Shares pursuant to Section 6.18, there are no shares of capital stock or other equity securities of any Company Entity (other than Non-Wholly Owned Subsidiaries) issued, reserved for issuance or outstanding. Except for Company Restricted Stock Units, there are no options, warrants, rights, convertible or exchangeable securities, subscription rights, “phantom” stock rights, preemptive rights, right of first refusal, right of first offer or similar right, puts, calls, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Company Entity other than a Non-Wholly Owned Subsidiary is a party or by which it is bound obligating such Company Entity to (i) issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable for or exchangeable into, or giving any Person a right to subscribe for or acquire, any shares of capital stock of or other equity interest in, any Company Entity (except for awards outstanding as of the date hereof under the Company Stock Plans), (ii) issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking, (iii) pay an amount in cash or in kind with respect to, or based on the value of, any shares of capital stock of or other equity interest in any Company Entity other than any Non-Wholly Owned Subsidiary, or (iv) repurchase, redeem or otherwise acquire any shares of capital stock of or other equity interest in any Company Entity other than any Non-Wholly Owned Subsidiary (except for the Company Stock Plans and the Company Restricted Shares). There are no voting trusts or other agreements, commitments or understandings (1) restricting the transfer of or (2) relating to the voting or registration of any equity securities of any Company Entity (other than Non-Wholly Owned Subsidiaries). No Company Entity has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or, other than the Convertible Notes, which are convertible into or exercisable for cash and/or securities having the right to vote) with the Company Stockholders on any matter. Section 4.2(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to each holder of Company Restricted Stock Unit, the name of such holder, grant date, and vesting schedule applicable to the Company Restricted Stock Unit held by such holder.

(d)            Section 4.2(d) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date hereof, of each Company Joint Venture Entity, together with the (i) jurisdiction of incorporation or organization of each Company Joint Venture Entity, (ii) the type and percentage of interests held, directly or indirectly, by the Company Entities in each Company Joint Venture Entity, and (iii) the classification for U.S. federal income Tax purposes of each Company Joint Venture Entity. Except as provided in any agreement relating to the formation, creation, equity or other ownership interests, operation, management or control of any Company Joint Venture Entity, including any partnership, joint venture, shareholder, operating or similar agreement providing for the sharing of any profits, losses or liabilities (collectively, the “Company Joint Venture Agreements”), all of the equity interests held by the Company Entities in Company Joint Venture Entities are owned, directly or indirectly, by the Company Entities free and clear of any Encumbrances (other than Permitted Encumbrances), and to the Knowledge of the Company, have been duly authorized and are validly issued, fully paid and non-assessable. The Company has made available to Parent prior to the date hereof true, correct and complete copies of Company Joint Venture Agreements, each as currently in effect. To the Knowledge of the Company, there is no pending or threatened Action against any Company Joint Venture Entity that would be required to be disclosed under Section 4.7 of the Company Disclosure Schedule if such entity were a Subsidiary of the Company. Except for each Subsidiary of the Company and the Company Joint Venture Entities or set forth on Section 4.2(d) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, and the Company has not entered into any commitment, arrangement or agreement to make any investment (in the form of a loan, capital contribution or other form of investment) in any Person.

Section 4.3            Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no other proceedings on the part of the Company is necessary to authorize this Agreement or the other Transaction Agreements or to consummate the Transactions. This Agreement has been, and the Transaction Agreements to which it is a party have been (or, if the Transaction Agreements will be entered into at Closing, will be as of the Closing) duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes (and, if applicable, will as of the Closing) will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (collectively, the “Enforceability Exceptions”).

Section 4.4            No Conflicts; Consents.

(a)            Except as set forth on Section 4.4(a) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and any Transaction Agreement to which the Company is or will be a party, does not, and the consummation of the Transactions and any other transactions contemplated hereby and thereby, and compliance by the Company with the terms hereof and thereof, will not conflict with, or result in any violation, modification, termination, cancellation, right of first offer, right of first refusal, acceleration or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance upon, any of the assets or properties of the Company Entities under any provision of (i) the Organizational Documents, each as amended to the date of this Agreement, of any Company Entity, (ii) any Company Material Contract or Material License, or (iii) any judgment or Law applicable to the Company Entities or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(b)            No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by any Company Entity in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable Competition Laws as set forth on Section 4.4(b) of the Company Disclosure Schedule, (iii) the filing with the SEC of the Offer Documents and the Schedule 14D-9; and (iv) any other Consent, the failure of which to obtain or make would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 4.5           SEC Filings.

(a)            Since January 1, 2018, the Company has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by applicable Laws to be filed with or furnished by the Company to the SEC.

(b)            As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied in all material respects the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act applicable to such Company SEC Document, and none of the Company SEC Documents contained (or, with respect to the Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Except as set forth on Section 4.5(b) of the Company Disclosure Schedule, since January 1, 2018, none of the Company Entities has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Authority that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any Company SEC Documents (including the financial statements included therein). No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

(c)            The Company is in compliance, and since January 1, 2018 has complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)            None of the Company Entities is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or its Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

(e)            Except as set forth on Section 4.5(e), the Company is in compliance, and since January 1, 2018 has complied, in all material respects, with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.6            Financial Statements.

(a)            True, correct and complete copies of the audited consolidated and/or combined balance sheet of the Company Entities as at December 31, 2020, December 31, 2019, and December 31, 2018 and the related audited consolidated and/or combined statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company Entities, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “GAAP Financial Statements”), and the unaudited consolidated and/or combined balance sheet of the Company Entities as at March 31, 2021 (the “Balance Sheet”), and the related consolidated and/or combined statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company Entities (collectively referred to as the “Interim Financial Statements”), have been made available to Parent.

(b)            Each of the GAAP Financial Statements, the Interim Financial Statements, and other consolidated financial statements (including all related notes and schedules thereto) included or incorporated by reference in the Company SEC Documents filed since January 1, 2018 (i) has been prepared based on the books and records of the Company Entities (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (iii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, and (iv) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company Entities as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(c)            The Company maintains, and at all times since January 1, 2018 has maintained, disclosure controls and procedures and a system of internal accounting controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and which include policies and procedures that: (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. Since January 1, 2018, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (which disclosure (if any) has been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees and (iii) any claim or allegation regarding any of the foregoing. Except as set forth on Section 4.6(c) of the Company Disclosure Schedule, since January 1, 2018, neither the Company nor any Subsidiary of the Company nor any of their Representatives has received any material, unresolved complaint, allegation, assertion or claim from a Governmental Authority regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls.

(d)            Neither the Company nor any of its Subsidiaries has any liabilities or obligations required to be reflected in, or reserved against on, a balance sheet prepared in accordance with GAAP (whether accrued or fixed, absolute or contingent, matured or unmatured, whether due or to become due and regardless of when or by whom asserted), other than (i) liabilities or obligations reflected or otherwise reserved against in the Balance Sheet, (ii) liabilities or obligations which were incurred in the ordinary course of business after date of the Balance Sheet (other than any liability for any material breaches of Contracts), (iii) liabilities or obligations pursuant to executory Contracts by which a Company Entity is bound in effect as of the date hereof (other than any liability for any breaches thereunder) that the Company has made available to Parent, or (iv) liabilities or obligations incurred under this Agreement or incurred in connection with the Transactions.

Section 4.7           Litigation.

(a)            Except as set forth on Section 4.7(a) of the Company Disclosure Schedule and except for any Stockholder Litigation, there are not any, and since January 1, 2018, there has not been any, (i) judgments against any of the Company Entities, (ii) Actions pending or, to the Knowledge of the Company, threatened against any of the Company Entities or any of their respective properties or assets, (iii) to the Knowledge of the Company, Actions pending or threatened against any executive officer, director or employee of the Company Entities in their capacities as such, or (iv) investigations by any Governmental Authority that are pending or, to the Knowledge of the Company, threatened against any of the Company Entities, except, in the case of clauses (i) through (iv), for such matter that did not result in, and would not reasonably be expected to result in, an obligation of any Company Entity to pay any monetary consideration in the aggregate of more than $250,000 (including as a result of any judgment, settlement, or attorneys’ fees and costs).

(b)            There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging the validity of, or which would reasonably be expected to prevent or prohibit, the consummation of the Transactions.

(c)            Except as set forth on Section 4.7(c) of the Company Disclosure Schedule, no Company Entity is, or since January 1, 2018 has been, a party or subject to the provisions of any material Governmental Order, settlement agreement or award entered into, issued or made by or with any Governmental Authority.

(d)            Except as set forth on Section 4.7(d) of the Company Disclosure Schedule, there is no material Action by the Company Entities currently pending.

Section 4.8           Real Property; Tangible Property.

(a)            Each of the Company Entities has good marketable title in fee simple to or valid leasehold interests or use rights in, all Real Estate necessary in the ordinary conduct of the Business, except for (i) Permitted Encumbrances, and (ii) such defects in, or failures to have, title as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole. Each of the Company Entities has good and marketable title to, or valid licenses, leasehold interests or other rights to use, all personal property and assets material to the Business free and clear of all Encumbrances (except for Permitted Encumbrances). All such Real Estate and personal property and assets are in sufficient operating condition for the conduct of the Business, except as have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole. The material facilities, machinery, equipment and other personal property and assets of the Company Entities have been maintained in accordance with normal industry practice.

(b)            Section 4.8(b) of the Company Disclosure Schedule sets forth, as of the date hereof, the address (including street address, county and state) of all Real Estate (excluding Leases, easements, rights of way and similar rights) that is owned by the Company Entities, together with a list of the holders of any mortgage or other lien thereon as of the date hereof. Except for the Real Estate described on Section 4.8(b) of the Company Disclosure Schedule, no Company Entity owns any Real Estate. The applicable Company Entity has good and marketable fee title to the Real Estate described on Section 4.8(b) of the Company Disclosure Schedule, free and clear of any Encumbrances (other than Permitted Encumbrances).

(c)            Section 4.8(c) of the Company Disclosure Schedule sets forth, as of the date hereof, the address (including street address, county and state) of all Leases of the Company Entities, together with the name of each lessor, lessee and their respective contact information with respect to each such Lease. Each of such Leases is in full force and effect and the Company Entities are not in default in any material respect of any term thereof. The Company has heretofore made available to Parent true and correct copies of each Lease. The applicable Company Entity has a valid and enforceable leasehold interest under each Lease, free and clear of any Encumbrances (other than Permitted Encumbrances), and no Company Entity has received any written notice of any material default under any Lease, and, to the Knowledge of the Company, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a material default by any Company Entity under any of the Leases. Other than as set forth on Section 4.8(c) of the Company Disclosure Schedule, there are no subleases or other agreements pursuant to which any member of the Company Entity has granted to any Person the right of use or occupancy of any portion of the Real Estate. All improvements located on the Real Estate under each Lease are, in the aggregate, in good condition and repair in all material respects (normal wear and tear accepted).

Section 4.9            Intellectual Property.

(a)            Section 4.9(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all registered trademarks and domain names owned by any Company IP Entity. There are no registered Copyrights or Patents owned by any Company IP Entity that are material to the conduct of the Business as presently conducted. The Company IP Entities are the sole and exclusive owners of all right, title and interest in and to, or possess a valid and enforceable license to use, all Intellectual Property necessary for the conduct of the Business as presently conducted, except for defects in, or failures to have, title as would not, individually or in the aggregate, reasonably be expected to be material to the Company IP Entities, taken as a whole. Each item of Intellectual Property owned by the Company IP Entities and required to be set forth on Section 4.9(a) of the Company Disclosure Schedule (“Registered IP”), is exclusively owned by one of the Company IP Entities, free and clear of all Encumbrances except for (i) Permitted Encumbrances, and (ii) defects in, or failures to have, title as would not, individually or in the aggregate, reasonably be expected to be material to the Company IP Entities, taken as a whole.

(b)            The conduct of the businesses of the Company Entities does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person in any manner which reasonably could be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.9(b) of the Company Disclosure Schedule, no Action is pending, or to the Knowledge of the Company is threatened in writing, against any Company Entity alleging that any of the Company Entities has infringed, misappropriated, diluted, or otherwise violated any Intellectual Property rights of any other Person that would reasonably be expected to result in material liability to any of the Company Entities. Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no Action is pending or threatened in writing against any licensee of a Company Entity alleging that such licensee’s use of any Intellectual Property of the Company Entities has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Person that would reasonably be expected to result in material liability to any of the Company Entities. All items of Registered IP that are material to the conduct of the Business as presently conducted are: (a) subsisting, have not been cancelled or abandoned and have not been adjudged invalid or unenforceable, in whole or part; and (b) to the Knowledge of the Company, valid, enforceable, in full force and effect and not in known conflict with the rights of any Person. The Company IP Entities have taken commercially reasonable measures to protect their interests in, and maintain the enforceability and validity of, the material Intellectual Property owned by the Company Entities, including by (A) making all requisite filings, renewals and payments in the U.S. Patent and Trademark Office, the U.S. Copyright Office and applicable foreign intellectual property offices and (B) controlling the nature and quality of all products and services marketed, offered or sold under or in connection with their material Trademarks.

(c)            To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property that is owned by or exclusively licensed to the Company IP Entities and that would negatively impact the business of any Company IP Entities in any material respect, and no Action is pending or threatened in writing alleging any such infringement, misappropriation, dilution or other violation. No Action is pending or, to the Knowledge of the Company, threatened in writing challenging the validity, enforceability, registration, use or ownership of any of the material Intellectual Property owned or licensed by the Company IP Entities. Except as set forth on Section 4.9(c) of the Company Disclosure Schedule, the Company Entities and, to the Knowledge of the Company, the applicable counterparties, are not in breach or in default in any material respect under the provisions of any Material License and have not received any written notice of default under, or of the intention of any other party thereto to terminate, any Material License.

(d)            The Company Entities have in place commercially reasonable measures to protect and maintain the confidentiality of the material Trade Secrets and other material confidential information owned or held by them. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such material Trade Secrets or material confidential information.

(e)            The computers, computer software, hardware, servers, workstations, routers, hubs, switches, data communications lines, firmware, networks and all other information technology equipment owned or controlled by the Company Entities and used in the conduct of the Business (“IT Systems”) operate and perform in all material respects as required by the Company Entities, and have not malfunctioned or failed in any respect in the past three (3) years, except for such malfunctions or failures that, individually or in the aggregate, were not, and would not reasonably be expected to be, material to the Company Entities. The Company Entities have in place commercially reasonable measures to protect the integrity and security of the IT systems, and have in place commercially reasonable data back-up, system redundancy, and disaster avoidance and recovery plans procedures. In the past three (3) years, to the Knowledge of the Company, there has been no security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein.

Section 4.10         Insurance. The properties of the Company Entities are insured with financially sound and reputable insurance companies which are not Affiliates of the Company Entities with such deductibles and covering such risks (including workmen’s compensation, public liability, business interruption, property damage and directors and officers liability insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company Entities operate. Section 4.10 of the Company Disclosure Schedule sets forth, as of the date hereof, a description of all insurance maintained by or on behalf of the Company Entities or in which any Company Entity or the Business is a named insured. Each insurance policy listed on Section 4.10 of the Company Disclosure Schedule is valid, binding and enforceable and in full force and effect and all premiums and other amounts in respect thereof that are due and payable have been timely paid. No Company Entity is in material default of any provision thereof nor has it received notice of cancellation or termination thereof. There are no pending claims by any Company Entity to which the insurers have denied coverage or otherwise reserved rights. This Section 4.10 shall not apply to any Company Plan or any other employee benefit plan or arrangement.

Section 4.11         Taxes.

(a)            The Company Entities (i) have duly and timely filed all U.S. federal, state, local and foreign income and other material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and each such Tax Return is true, complete and accurate in all material respects and (ii) have timely paid all U.S. federal, state, local and foreign income and other material Taxes required to be paid. No Company Entity is currently the beneficiary of any extension of time within which to file any Tax Return. There is no deficiency for Taxes or proposed Tax assessment against any Company Entity made by any Tax authority. No Company Entity thereof is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or similar Contract or has any liability for the Taxes of another Person (other than another Company Entity) pursuant to applicable Law (including Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law).

(b)            No Company Entity has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(c)            No claim has been made, which has not been resolved, by a Tax authority in a jurisdiction where a Company Entity does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(d)            There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of any Company Entity. No Company Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(e)            Each Company Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company (or any of its Subsidiaries) or other Person.

(f)            There are no Encumbrances for Taxes upon any property or asset of the Company Entities (other than statutory liens for current Taxes not yet due and payable).

(g)            No Company Entity has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(h)            No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of the application of Section 965 or Section 951 or Section 951A of the Code (or any similar provision of state, local or foreign Tax law) related to earnings or income realized during a taxable period (or portion thereof) that begins on or before the Closing Date. No Company Entity has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. No Company Entity has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(i)             No Company Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.12         Benefit Plans.

(a)            Section 4.12(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each material Company Plan (including each Company Plan that provides pension, severance, change in control, equity or equity-based, retiree medical, retiree dental, retiree vision or retiree life insurance benefits). There are no oral employment agreements with employees of the Company or any of its Subsidiaries. With respect to each material Company Plan (including each Company Plan that provides pension, severance, change in control, equity or equity-based, retiree medical, retiree dental, retiree vision or retiree life insurance benefits), the Company has made available to Parent true and complete copies of, as applicable, (i) the Company Plan (if written) and any material amendments thereto, (ii) any related trust agreement, insurance contract or other funding vehicle, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the annual report most recently filed with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the nondiscrimination testing report (or safe harbor notice) for the most recently completed plan year, (vi) the most recent determination, advisory or opinion letter received from the U.S. Internal Revenue Service (the “IRS”) and (vii) all material records, notices and filings within the last three (3) years concerning IRS or United States Department of Labor audits or investigations.

(b)           Each Company Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and in compliance in all material respects with applicable Law. Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, no Company Plan is a self-insured plan that provides medical, dental or any other similar employee benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies). Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, the obligations of all Company Plans that provide medical, dental, vision, prescription drug, disability and life insurance benefits are fully insured by bona fide third-party insurers.

(c)            No Company Entity maintains, contributes to or is required to contribute to, or in the past three (3) years sponsored, maintained or contributed to, or has any fixed or contingent liability or obligation with respect to, any (i) “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code including, without limitation, any “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA or (iii) any “multiple employer plan,” as defined in Section 413(c) of the Code. In the past three (3) years, no Company Entity has made any filing in respect of any Company Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program. No Company Plan, fiduciary of such Company Plan or administrator of such Company Plan has taken any action, or failed to take any action, which action or failure would be reasonably expected to subject Purchaser or any Company Entity or any Employee to any material liability for breach of any fiduciary duty, or for any non-exempt prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with such Company Plan. Each of the Company Entities are in compliance in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.

(d)            Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter as to its qualification, and no event has occurred or circumstance exists that would reasonably be expected to result in the loss of the tax-qualified status of any such Company Plan or the tax-exempt status of a related trust. All contributions and premium payments required to have been made by any Company Entity with respect to any Company Plan have been timely made in all material respects, and any such amounts not yet due have been properly accrued in accordance with applicable accounting standards.

(e)            Except as required by Law, no Company Plan provides for health or medical benefits beyond retirement or termination of employment, other than health continuation coverage pursuant to COBRA or long-term disability insurance benefits.

(f)            With respect to each Company Plan, no Action (other than routine individual claims for benefits in the ordinary operation of the Company Plans) is pending or to the Knowledge of the Company, threatened.

(g)            Except as set forth on Section 4.12(g) of the Company Disclosure Schedule, neither the execution of, nor the consummation of the transactions contemplated by, this Agreement, whether alone or combined with the occurrence of any other event, will, (i) entitle any Participant to any change in control, transaction bonus or retention payment, (ii) accelerate the time of payment, funding or vesting of any amounts due, or increase the amount of compensation payable, to any Participant under any Company Plan, or (iii) limit the right of any Company Entity or Parent to amend, modify, or terminate any Company Plan.

(h)            No Company Entity has any “gross up” agreements or other assurance of reimbursement to any Participant for any Taxes incurred under Code Sections 409A or 4999. Except as set forth on Section 4.12(h) of the Company Disclosure Schedule, no Company Entity maintains or sponsors any “nonqualified deferred compensation plan” under Code Section 409A.

(i)             Except as set forth on Section 4.12(i) of the Company Disclosure Schedule, neither the execution of, nor the consummation of the transactions contemplated by, this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) of any payment or benefit that is a “parachute payment” (within the meaning of Section 280G of the Code).

Section 4.13         Absence of Changes or Events. From the date of the Balance Sheet to the date of this Agreement, (i) each Company Entity has conducted the Business in the ordinary course of business in all material respects, (ii) there has not been a Company Material Adverse Effect, and (iii) no Company Entity has taken any action since January 1, 2021 that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under clauses (b), (c) or, to the extent relating to any of the foregoing, clause (w), of Section 6.1.

Section 4.14         Compliance with Applicable Law; Licenses.

(a)            Except as set forth on Section 4.14(a) of the Company Disclosure Schedule or except as would not individually or in the aggregate reasonably be expected to be material to the Company Entities, taken as a whole, (i) each Company Entity is, and has been since January 1, 2018, in compliance with all applicable Laws and (ii) no Company Entity is, or since January 1, 2018 has been, a party to, or bound by, any Governmental Order. Since January 1, 2018, no Company Entity has received any written (or unequivocal verbal) notice from a Governmental Authority of, or been charged by a Governmental Authority with, the violation of any applicable Law, except as would not individually or in the aggregate reasonably be expected to be material to the Company Entities, taken as a whole.

(b)            Each Company Entity has obtained, possesses, and is in compliance with all permits, licenses, certifications, approvals, registrations, clearances, waivers, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Authority (“Licenses”) necessary to own, lease and operate the assets of each Company Entity, and to conduct the Business as presently conducted, and all such Licenses are in full force and effect, except where the failure to be in possession of or in compliance with the Licenses, individually or in the aggregate, has not been and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. The Licenses are valid and in full force and effect, and all applications required to have been filed for the renewal of the Licenses have been made on a timely basis with the appropriate Governmental Authority, except where the failure to be valid and in full force and effect or to make such filings has not been and would not reasonably be expected to be, material to the Company Entities, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice or is otherwise aware that any suspension or cancellation of any License is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.15         Labor and Employment Matters.

(a)            No executive of any Company Entity has informed any Company Entity in writing of any plan to terminate employment with or services for the applicable Company Entity within the three (3) months following the Closing Date, and, to the Knowledge of the Company, no such executive has any plans to terminate employment with or services for the applicable Company Entity within the three (3) months following the Closing Date.

(b)            Each of the Company Entities is not a party to (or has at any time in the past three (3) years been a party to) any collective bargaining agreement or any other material Contract with any labor union, works council, or other labor organization. To the Knowledge of the Company, as of the date hereof, there are no union organizing activities concerning any employees of the Company Entities with respect to their employment by any of the Company Entities. As of the date hereof, there are no (nor have there been any in the past three (3) years) labor strikes, slowdowns, work stoppages, lockouts, unfair labor practice charges, grievances, or other organized work interruptions pending or, to the Knowledge of the Company, threatened against any Company Entity that would have a material effect upon the facility at which they occur.

(c)            Each of the Company Entities is in compliance with the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), or any similar applicable Law, in each case except as would not individually or in the aggregate reasonably be expected to be material to the Company Entities, taken as a whole. In the past three (3) years, except for which there is no outstanding or expected material liability by the Company Entities, no Company Entity (i) has effectuated a “plant closing” (as defined in the WARN Act) at any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) at any site of employment or facility of any Company Entity and (iii) no Company Entity has engaged in layoffs or employment terminations sufficient in number to trigger advance notice or material liability under any similar applicable Law.

(d)            Each of the Company Entities is in compliance in all material respects with all applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, immigration status and wages and hours (including classification of independent contractors or consultants) and in each case, except as would not individually or in the aggregate reasonably be expected to be material to the Company Entities, with respect to Employees or other service providers of each Company Entity (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security benefits or obligations for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice). To the extent applicable, each of the Company Entities maintain accurate and complete Form I-9s with respect to each of their former and current employees in accordance in all material respects with applicable Laws concerning immigration and employment eligibility verification obligations.

(e)            No Company Entity has, other than the amounts set forth on Section 4.15(e) of the Company Disclosure Schedule, applied for the Paycheck Protection Program under the CARES Act or elected to defer any Taxes payable by any Company Entity pursuant to Section 2302 of the CARES Act.

(f)            Except as would not individually or in the aggregate reasonably be expected to be material to the Company Entities, taken as a whole, there are no, and in the past three (3) years there have not been, any Actions or internal investigations or inquiries conducted by any Company Entity concerning, or any act or allegation of or relating to, discrimination, harassment or misconduct, or breach of any policy of each of the Company Entities relating to the foregoing, in each case involving any Company Entity or any Participant of any Company Entity, nor has there been, any settlements or similar out of court or pre-litigation arrangement relating to any such matters, nor has, to the Knowledge of the Company, any such Action, investigation, settlement or other arrangement been threatened by a Participant of any Company Entity.

(g)           To the Knowledge of the Company, no Employee of any Company Entity is in violation of any term of any employment agreement, noncompetition agreement/clause, or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by any Company Entity.

Section 4.16         Environmental Matters. Except for any matter that would not reasonably be expected to be material to the Company Entities, taken as a whole, (i) each Company Entity is, and since January 1, 2018 has been, operating the Business in compliance with all Environmental Laws; (ii) there are no, and since January 1, 2018, there has been no, pending or, to the Knowledge of the Company, threatened Actions against any Company Entity alleging that such Person is in violation of or has liability under any Environmental Law nor has the Company received since January 1, 2018 any written request for information pursuant to Section 104(e) of the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9604(e), or any analogous provision of Environmental Law from a Governmental Authority or any Governmental Order issued under any Environmental Law; and (iii) the Company Entities have not Released any Hazardous Substances at the Real Estate or any real property formerly owned or leased by any Company Entity in a manner or amount that would reasonably be expected to result in any Company Entity incurring a liability (including liability for any investigation, cleanup, or remediation of such Release).

Section 4.17         Material Contracts.

(a)            Section 4.17(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Company Entities means the following (whether or not listed on the Company Disclosure Schedule), but excluding Material Licenses and the Company Plans:

(i)            any Contract (excluding any Contract with professional advisors to the Company) providing for the performance of services or delivery of goods or materials by or to the Company and/or any of its Subsidiaries and which requires consideration to be furnished, or which would reasonably be expected to result in consideration to be furnished, to or by the Company and/or its Subsidiaries having a value in excess requiring payment by any party exceeding $1,000,000 annually;

(ii)           any Contract for capital expenditures (other than marketing expenses under license agreements entered into in the ordinary course of business) or the acquisition or construction of fixed assets for the benefit and use of the Company or any of its Subsidiaries, the performance of which involves unpaid commitments or liabilities in excess of $125,000;

(iii)          any collective bargaining agreement or other similar Contract with any labor union, works council or other labor organization to which any Company Entity is a party or otherwise bound;

(iv)          any Contract relating to the formation, creation and operation of any joint venture, partnership or minority investment or other arrangements involving the sharing of profits by the Company Entities with a third party (including the Company Joint Venture Agreements and Non-Wholly Owned Subsidiary Agreements);

(v)           any settlement, conciliation or similar Contract resolving any Action (A) with any Governmental Authority, (B) that requires a Company Entity to pay any monetary consideration of more than $1,000,000 or (C) that would otherwise limit in any material respect the operation of a Company Entity or impose any material obligations on any Company Entity after the date of this Agreement, other than any co-existence agreements;

(vi)          any Contract that contains any provision materially limiting a Company Entity, or that would materially limit Parent or any of its Affiliates after the Closing, to engage in any line of business or compete with any Person, in each case, in any geographic area, other than any co-existence agreements;

(vii)         any Contract that provides for any most favored nation provision to which any Company Entity is subject to for the benefit of a third party;

(viii)        any Contract that contains a put, call, right of first offer, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Subsidiary of the Company or any Company Joint Venture Entity or which grant a right to sell to the Company or purchase from the Company any material assets (other than the Company Joint Venture Agreements and the Non-Wholly Owned Subsidiary Agreements);

(ix)          any Contract other than the Company Joint Venture Agreements and other than the Non-Wholly Owned Subsidiary Agreements (A) that relates to any completed acquisition, divestiture, merger or similar transaction and contains representations, covenants, indemnities or other obligations that remain in effect (excluding any transactions solely among the Company Entities), (B) for any pending acquisition, divestiture or similar transactions involving, directly or indirectly (by merger or otherwise) of a portion of the assets (other than goods, products or services in the ordinary course of business) or equity interest of any Person for aggregate consideration (contingent or otherwise) in excess of $1,000,000 pursuant to which a Company Entity has continuing “earn-out” or other similar contingent payment obligations following the date hereof or (C) that gives any Person the right to acquire any assets of a Company Entity (excluding ordinary course commitments to purchase homes, lots, goods, products or services) after the date hereof with a total consideration (contingent or otherwise) of more than $1,000,000;

(x)           any Contract that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness (including indebtedness for borrowed money or deferred payment) (in each case, whether incurred, assumed, guaranteed or secured by any asset), in each case involving an outstanding principal amount in excess of $2,500,000, (B) except for any guarantee of a Lease, pursuant to which any Company Entity has directly or indirectly guaranteed any indebtedness of any other Person, in each case involving an outstanding principal amount in excess of $250,000 or (C) relates to Convertible Notes or otherwise involves derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which aggregate exposure to the Company Entities exceeds $250,000;

(xi)          any Contract that constitutes a Lease or under which any Company Entity is a lessee or lessor of any personal property (except for such Contract under which the aggregate annual rental payments do not exceed $100,000);

(xii)         any Contract providing for change in control benefits or a retention bonus, transaction completion bonus or other similar payment, including as a result of this Agreement or the transactions contemplated by this Agreement;

(xiii)        any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company that are required to be filed as exhibits to the Company SEC Documents (in each case, other than Contracts disclosed in the Company SEC Documents);

(xiv)        any Contract that constitutes a material Related Party Transaction; and

(xv)         any Contract involving (i) “milestone” or other similar contingent payments to be made to or by the Company or any of its Subsidiaries upon the achievement of certain milestones, or (ii) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries which payments, solely in the case of this clause (ii), exceeded $750,000 in the fiscal year ended December 31, 2020 or would reasonably be expected to exceed $750,000 in the fiscal year ending December 31, 2021 or any fiscal year thereafter.

(b)            Each Company Material Contract and Material License is in full force and effect and constitutes a valid and binding obligation of the Company and/or its Subsidiary party thereto enforceable against the Company and such Subsidiary, as applicable and to the Knowledge of the Company, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable Enforceability Exceptions, in each case, in all material respects. True, correct and complete copies of all Company Material Contracts and Material Licenses have been made available to Parent. No Company Entity, or, to the Knowledge of the Company, any other party to a Company Material Contract or Material License, as applicable, is in default under such Company Material Contract or Material License, as applicable, except as would not individually or in the aggregate reasonably be expected to be material to the Company Entities, taken as a whole. No Company Entity has received any written notice or indication of termination or, cancellation, non-renewal or modification with respect to any Company Material Contract or Material License. No event has occurred which, with or without the lapse of time or giving notice or both, would reasonably be expected to result in a breach or default under any Company Material Contract or Material License, or give any Person the right to accelerate the performance of any obligation under, or cancel, modify or terminate any Company Material Contract or Material License, except as would not individually or in the aggregate reasonably be expected to be material to the Company Entities, taken as a whole.

Section 4.18         Offer Documents.

(a)            The Schedule 14D-9 and all documents required to be filed by the Company with the SEC or distributed or otherwise disseminated to Company Stockholders, when filed with the SEC, at the time of any amendment of or supplement thereto, and at the time of any publication, distribution or dissemination thereof, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws, and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in the Schedule 14D-9, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything in the foregoing to the contrary, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or the Purchaser or any of their respective Affiliates or Representatives for inclusion (or incorporation by reference) in the Schedule 14D-9.

(b)            The information supplied by or to be provided by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in any Offer Document will not, at the time when such Offer Document is filed with the SEC, at the time of any amendment of or supplement thereto, and at the time of any publication, distribution or dissemination thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in such Offer Document, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything in the foregoing to the contrary, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or the Purchaser or any of their respective Affiliates or Representatives for inclusion (or incorporation by reference) in the Offer Documents.

Section 4.19         Takeover Laws; Section 203 Approval. Assuming the accuracy of Parent’s and the Purchaser’s representations and warranties set forth in Section 5.6, the Company Board has granted all approvals and taken all actions necessary so that the restrictions applicable to business combinations contained in Section 203 of the DGCL will be inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Offer, the Merger and the other Transactions. No other Takeover Law applies, purports to apply or will apply to the Offer, the Merger or any other Transaction. The Company does not have any stockholder rights plan or “poison pill” in effect.

Section 4.20         Brokers and Finders. Except for fees and expenses payable to the Company Financial Advisor (which fees and expenses shall be paid by the Company), no agent, broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement and other Transaction Agreements based upon arrangements made by or on behalf of the Company Entities or any of their respective Affiliates for which Parent and/or the Purchaser could have any liability.

Section 4.21         Transactions with Related Persons. Except as set forth in the Company SEC Documents or as part of compensation or other employment arrangements in the ordinary course of business or in connection with the consummation of the Transactions, the Company and its Subsidiaries are not party to any Contract, with (i) any of their officers, any members of their Board of Directors (or comparable governing body), (ii) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) that holds more than five percent (5%) of the issued and outstanding Company Shares as of the date hereof or (iii) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (i) or (ii) (collectively, “Related Party Transactions”).

Section 4.22         Opinion of Company Financial Advisor. The Company Board has received an opinion (the “Opinion”) from Ducera Securities LLC (the “Company Financial Advisor”) to the effect that, as of the date of the Opinion and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the Per Share Amount to be received by the holders of Company Shares (other than Excluded Shares and any other Company Shares held by Affiliates of Parent) is fair, from a financial point of view, to such holders. As of the date of this Agreement, the Opinion has not been withdrawn, revoked, rescinded or modified in any way.

Section 4.23         Data Privacy.

(a)            Each Company Entity is and since January 1, 2018 has been in material compliance with all Data Protection Laws, the obligations under its Contracts, and its privacy policies relating to Personal Data, including requirements regarding the Processing of Personal Data, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Entity has received since January 1, 2018 any subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Laws. To the Knowledge of the Company, the Company is not under investigation by any Governmental Authority for any violation of any Data Protection Laws. No notice, complaint, claim, enforcement action, or litigation has been served on any Company Entity since January 1, 2018 alleging violation of any Data Protection Laws. The execution of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereunder and thereunder do not violate any privacy policy, terms of use, Contract or applicable Law relating to the Processing of Personal Data.

(b)            Since January 1, 2018, to the Knowledge of the Company, no Company Entity has experienced any material Security Incidents. To the Knowledge of the Company, no service provider (in the course of providing services for or on behalf of a Company Entity) has suffered any material Security Incident. There are no pending, or to the Knowledge of the Company, threatened complaints, actions, fines, or other penalties facing any Company Entity in connection with any Security Incidents or other adverse events.

(c)            Each Company Entity has developed, implemented and maintains such commercially reasonable policies, procedures, and practices governing Personal Data as are required to comply in all material respects with all Data Protection Laws and its Contracts. Such commercially reasonable policies, procedures, and practices have been followed in all material respects in the conduct of the Business. Each Company Entity conducts commercially reasonable training on, and takes commercially reasonable steps to monitor compliance with, such policies, procedures, and practices. Each Company Entity has conducted commercially reasonable privacy and data security diligence on vendors, service providers, contractors, and third parties that have access to Personal Data.

(d)            Each Company Entity has adopted commercially reasonable information security and privacy programs, including commercially reasonable and appropriate administrative, physical, and technical safeguards consistent with industry standards and practices, to protect the confidentiality, integrity, availability and security of Personal Data against unauthorized access, use, modification, disclosure or other misuse.

(e)            Each Company Entity has used commercially reasonable efforts to prevent the introduction (i) into any software owned by any Company Entity, or (ii) into the Systems, and to the Knowledge of the Company such Systems do not contain, any ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Company Entity has used commercially reasonable efforts to promptly implement material security patches that are generally available for the Systems, and the Systems have not suffered any unplanned or critical failures, continued substandard performance, errors, breakdowns or other adverse events that have caused any material disruption or interruption in the operation of the Business.

Section 4.24         Anti-Corruption Laws.

(a)            In connection with the operation of the Business, neither any Company Entity, nor, to the Knowledge of the Company, any director, officer or employee of the Company Entities or any agent or other Representatives acting on behalf of the Company Entities, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; or (iii) violated or is in violation of any provision of the FCPA or any applicable anti-bribery statute or regulation (together with the FCPA, the “Anti-Corruption Laws”). The Company has adopted and implemented internal controls, policies and procedures designed to ensure its and its Subsidiaries’ compliance with applicable Anti-Corruption Laws and sufficient to ensure compliance therewith.

(b)            Neither any Company Entity, nor, to the Knowledge of the Company, any director, officer or employee of the Company Entities or any agent or other Representatives acting on behalf of the Company Entities, (i) has been or is a Sanctioned Person or (ii) in connection with the operations of the Company Entities, has transacted business with or for the benefit of any Sanctioned Person or otherwise violated applicable Sanctions.

(c)            No Company Entity has been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws or Sanctions.

Section 4.25     Non-Reliance; No Other Representations and Warranties.

(a)            Except for the representations and warranties contained in Article V (as modified by the Parent Disclosure Schedule) and the other Transaction Agreements, the Company acknowledges that none of Parent or the Purchaser or any other Person on behalf of Parent or the Purchaser makes, or has made, any other express or implied representation or warranty with respect to Parent or the Purchaser or their respective businesses or operations or with respect to the Transactions or with respect to any other information provided to the Company.

(b)            The Company hereby disclaims, and specifically acknowledges and agrees to the disclaimer of reliance on any representations or warranties, whether made by Parent, the Purchaser, any of their respective Affiliates, or any of their or their Affiliates’ respective Representatives (other than the representations or warranties in Article V and the other Transaction Agreements).

(c)            Notwithstanding anything contained herein to the contrary, the parties acknowledge that the disclaimer set forth in this Section 4.25 is not intended to and does not limit or waive any person’s liability for Fraud or for a willful and material breach of this Agreement, the other Transaction Agreements and any document or instrument delivered hereunder and thereunder.

Article V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Except as disclosed in the Parent Disclosure Schedule, Parent and the Purchaser, jointly and severally, represent and warrant to the Company as of the date hereof, as follows:

Section 5.1       Organization, Standing and Power. Each of Parent and the Purchaser is a corporation or limited liability company (as applicable) duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full and requisite power and authority necessary to enable it to own, lease, use or otherwise hold its properties, rights and assets and to carry on their respective businesses as presently conducted in all material respects, other than such authorizations and approvals the lack of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2       Capitalization of the Purchaser. Except as set forth on Section 5.2 of the Parent Disclosure Schedule, (a) there are no shares of capital stock or other equity securities of the Purchaser issued, reserved for issuance or outstanding, (b) all of the outstanding shares of capital stock or other equity securities of the Purchaser have been duly authorized and validly issued, and are fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right provided for in the applicable corporation or limited liability company Law governing the Purchaser, the Organizational Documents of the Purchaser, each as amended to the date of this Agreement, or any material Contract to which the Purchaser is a party or otherwise bound, (c) the Purchaser does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, and (d) other than this Agreement and other Transaction Agreements and the Debt Financing Documents, the Purchaser has not entered into any commitment, arrangement or agreement to make any investment (in the form of a loan, capital contribution or other form of investment) in any Person.

Section 5.3       Authority; Execution and Delivery; Enforceability. Each of Parent and the Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to which Parent and the Purchaser is a party and to consummate the Transactions. The execution, delivery and performance by each of Parent and the Purchaser of this Agreement and the other Transaction Agreements to which Parent and the Purchaser is a party and the consummation of the Transactions, have been duly authorized by all necessary action on the part of Parent and the Purchaser. Each of Parent and the Purchaser has duly executed and delivered this Agreement and the other Transaction Agreements to which Parent and the Purchaser is a party (or will duly execute and deliver such Transaction Agreements to be entered into at Closing) and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements constitute (and upon execution and delivery at Closing will constitute) the legal, valid and binding obligations of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its and their terms, subject to the Enforceability Exceptions.

Section 5.4       No Conflicts; Consents.

(a)            The execution, delivery and performance by the Purchaser of this Agreement do not, and the execution, delivery and performance of the other Transaction Agreements to which Parent and the Purchaser are a party, and the consummation of the Transactions and any other transactions contemplated hereby and thereby, and compliance by the Purchaser with the terms hereof and thereof will not conflict with, or result in any violation, modification, termination or acceleration of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance upon any of the assets or properties of the Purchaser under, any provision of (i) the Organizational Documents of Parent or the Purchaser, or (ii) any judgment or applicable Law applicable to Parent, the Purchaser or any of their respective properties, rights or assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            No Consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Parent or the Purchaser in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC the Schedule TO and other Offer Documents, and (iii) any other Consent, the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5       Litigation. There are not any Actions pending or, to the Knowledge of Parent, threatened in writing against Parent or the Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the Transactions or which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6       Company Share Ownership. Neither Parent nor the Purchaser owns any shares of the capital stock of the Company or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of the Company. Other than as a result of this Agreement, neither Parent nor the Purchaser is, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.7       Debt and Equity Commitment.

(a)            The Purchaser has delivered to the Company (i) a true, correct, complete and unredacted copy, as of the date of this Agreement, of an executed commitment letter (together with all annexes, exhibits and schedules thereto, the “Debt Commitment Letter”), dated as of the date of this Agreement, by and among Parent, Purchaser and the Debt Financing Sources, and (ii) redacted copies of each executed fee letter (the “Debt Fee Letters”), dated as of the date of this Agreement, by and among Parent, Purchaser and the Debt Financing Sources, with the fee letters customarily redacted with respect to fee amounts, pricing caps and other economic terms (other than covenants), and none of the redacted provisions would adversely affect the availability of the Debt Financing or allow the Debt Financing Sources to reduce the amount of funding to be provided under the Debt Financing Documents or the conditions on which such funding is available except as permitted under Section 6.8(b) (the Debt Commitment Letter, including all exhibits, schedules and annexes thereto, and the Debt Fee Letters executed in connection therewith, the “Debt Financing Documents”) pursuant to which the Debt Financing Sources have committed to provide, subject to the terms and conditions therein, the Debt Financing.

(b)            As of the date of this Agreement, the Debt Financing Documents are in full force and effect and have not been amended, restated, supplemented or otherwise modified, and to the Knowledge of Parent, no such amendment, restatement, supplement or modification is contemplated (other than as permitted under Section 6.8(b)) and the commitments contained therein have not been withdrawn, rescinded, amended, restated, supplemented or otherwise modified in any respect.

(c)            As of the date of this Agreement, each of the Debt Financing Documents, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, and, to the Knowledge of Parent, the other parties thereto.

(d)            The Purchaser has fully paid or caused to be fully paid any and all commitment fees and other fees in connection with the Debt Financing Documents that are payable on or prior to the date of this Agreement. Subject to the terms and conditions of the Debt Financing Documents and this Agreement, the net proceeds contemplated by the Debt Financing and Equity Financing (if fully funded in accordance with their respective terms) will be sufficient for the Purchaser to consummate the Transactions upon the terms contemplated by this Agreement and to pay the Required Amount.

(e)            The Purchaser has delivered to the Company a true, correct, complete and unredacted copy, as of the date of this Agreement, of the executed Equity Commitment Letter. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and has not been amended, restated, supplemented or otherwise modified, and to the Knowledge of Parent, no such amendment, restatement, supplement or modification is contemplated and the commitments contained therein have not been withdrawn, rescinded, amended, restated, supplemented or otherwise modified in any respect.

(f)            As of the date of this Agreement, the Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Guarantor and Parent, enforceable against the Guarantor and Parent in accordance with its terms, and, to the Knowledge of Parent, the other parties thereto.

(g)            The Purchaser has fully paid or caused to be fully paid any and all commitment fees and other fees in connection with the Equity Financing Documents that are payable on or prior to the date of this Agreement.

(h)            Notwithstanding anything to the contrary contained in this Agreement, the Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding the Purchaser’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

(i)             As of the date of this Agreement, the Purchaser has no reason to believe that, assuming all the conditions to consummate the Merger and other Transactions as set forth herein have been satisfied, (x) Parent and Purchaser will be unable to satisfy on a timely basis any term or condition to the funding of the full amount of the Financing on or prior to the Closing Date contained in any Financing Document, (y) the Financing will not be fully funded by the Financing Sources, and (z) any of the Financing Sources will not perform its obligations under any Financing Document. As of the date of this Agreement, to the Knowledge of Parent, assuming all the conditions to consummate the Merger and other Transactions as set forth herein have been satisfied, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a failure to satisfy a condition precedent or result in any portion of the Financing to become unavailable, or a default or breach, in each case on the part of Parent or Purchaser under any term or condition of any Financing Document. Except as expressly set forth in the Financing Documents, there are no (1) conditions precedent to the funding of the full amount of the Financing; or (2) side letters or other agreements or arrangements relating to the Financing to which the Purchaser or any of its Affiliates is a party. To the Knowledge of the Purchaser, there is no fact or occurrence existing on the date hereof that would reasonably be expected to cause any material provision of any Financing Document to be ineffective.

Section 5.8       Limited Guaranties. Assuming the due authorization, execution and delivery by the Company, each of the Limited Guaranties is in full force and effect and is a legal, valid and binding obligation of the non-Company parties thereto, subject to the Enforceability Exceptions, and to the Knowledge of Parent, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the non-Company parties thereto under the Limited Guaranties.

Section 5.9       Offer Documents.

(a)            The Schedule TO and the other Offer Documents, when filed with the SEC, at the time of any amendment of or supplement thereto, and at the time of any publication, distribution or dissemination thereof, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws, and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in the Schedule TO and the other Offer Documents, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything in the foregoing to the contrary, Parent and the Purchaser make no representation or warranty with respect to any information supplied by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives for inclusion (or incorporation by reference) in the Offer Documents.

(b)            The information supplied by or to be provided by or on behalf of Parent, the Purchaser or any of their respective Affiliates or Representatives for inclusion or incorporation by reference in the Schedule 14D-9 will not, at the time when the Schedule 14D-9 is filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in the Schedule 14D-9, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything in the foregoing to the contrary, Parent and the Purchaser make no representation or warranty with respect to any information supplied by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives for inclusion (or incorporation by reference) in the Schedule 14D-9.

Section 5.10     Sufficiency of Funds. As of the Expiration Time, assuming the Debt Financing and the Equity Financing are fully funded on the terms set forth in the Debt Commitment Letter and Equity Commitment Letter (as applicable), Parent shall have sufficient funds to enable Parent and the Purchaser to (i) remit payment of the aggregate Offer Price for all of the Company Shares validly tendered pursuant to the Offer (and not properly withdrawn), (ii) pay the aggregate Merger consideration payable pursuant to Section 3.6(a), and (iii) consummate the Transactions upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith to the extent to be paid on or prior to the Effective Time, including payment of all amounts required to be paid on or prior to the Effective Time under Article III (collectively, the “Required Amount”).

Section 5.11     Solvency. Neither Parent nor the Purchaser is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or waiver of the conditions of Parent and the Purchaser to consummate the Merger and other Transactions as set forth herein and the accuracy of the representations and warranties of the Company set forth in Article IV, immediately after giving effect to all of the Transactions, including the payment of the Required Amount, the Surviving Corporation will be Solvent as of the Effective Time and immediately after the Effective Time.

Section 5.12     Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement and other Transaction Agreements based upon arrangements made by or on behalf of Parent, the Purchaser or any of their respective Affiliates for which the Company Entities could have any liability.

Section 5.13     Purchased Notes.

(a)            Parent has made available to the Company true, correct and complete copies of any and all documentation evidencing the purchase of the Purchased Notes, including the Note Purchase Agreement (collectively, the “Note Purchase Documentation”). The Note Purchase Documentation is in full force and effect and constitutes a valid and binding obligation of Parent enforceable against Parent, as applicable and to the Knowledge of Parent, is valid and binding upon and enforceable against each of the other parties thereto, except insofar as enforceability may be limited by applicable Enforceability Exceptions, in each case, in all material respects. Parent is not in default under such Note Purchase Agreement Documentation and, to the Knowledge of Parent, no other party to any such Note Purchase Documentation is in default under any such Note Purchase Documentation.

(b)            Following the consummation of the purchase of the Convertible Notes contemplated by the Note Purchase Agreement, Parent will be, and at all times until immediately prior to the conversion of the Purchased Notes pursuant to, and in accordance with, Section 6.18 will be, the holder of, and will have at all times until immediately prior to the conversion of the Purchased Notes pursuant to, and in accordance with, Section 6.18, good and marketable right, title and interest and to the Purchased Notes.

Section 5.14     Non-Reliance; No Other Representations and Warranties.

(a)            Except for the representations and warranties contained in Article IV (as modified by the Company Disclosure Schedule) and the other Transaction Agreements, each of Parent and the Purchaser acknowledges that no Company Entity or any other Person on behalf of any Company Entity makes, or has made, any other express or implied representation or warranty with respect to the Company Entities or their respective businesses or operations or with respect to the Transactions or with respect to any other information provided to Parent or the Purchaser.

(b)            Each of Parent and the Purchaser hereby disclaims, and specifically acknowledges and agrees to the disclaimer of reliance on any representations or warranties, whether made by the Company Entities, any of their respective Affiliates, or any of their or their Affiliates’ respective Representatives (other than the representations or warranties in Article IV and the other Transaction Agreements).

(c)            Each of Parent and the Purchaser acknowledges and agrees that (1) there are uncertainties inherent in attempting to make estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and no Person will have any claim against the Company Entities, any of their respective Affiliates or Representatives, or any other Person with respect to such matters unless any such information is expressly included in a representation or warranty contained in Article IV, the other Transaction Agreements and any document or instrument delivered hereunder and thereunder and that (2) neither the Company or the Surviving Corporation, any of their respective Affiliates or Representatives, nor any other Person has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in Article IV, other Transaction Agreements and any document or instrument delivered hereunder and thereunder.

(d)            Notwithstanding anything contained herein to the contrary, the parties acknowledge that the disclaimer set forth in this Section 5.13 is not intended to and does not limit or waive any person’s liability for Fraud or for a willful and material breach of this Agreement, the other Transaction Agreements and any document or instrument delivered hereunder and thereunder.

Article VI.

COVENANTS

Section 6.1       Conduct of the Business. Except for matters set forth in Section 6.1 of the Company Disclosure Schedule or matters otherwise expressly permitted or required by the terms of this Agreement or for any COVID-19 Measures, from the date of this Agreement to the Effective Time, the Company Entities shall (i) conduct the Business in all material respects in the ordinary course of business, (ii) use their respective commercially reasonable efforts to preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom it deals, in each case in the conduct of the Business, and (iii) use their respective commercially reasonable efforts to preserve intact the material assets, properties and Contracts of the Company Entities. In addition (and without limiting the generality of the foregoing), except (1) as set forth in Section 6.1 of the Company Disclosure Schedule, (2) for any COVID-19 Measure or (3) as is otherwise expressly permitted or required by the terms of this Agreement or required by applicable Law, the Company shall not, and shall cause its Subsidiaries not to, do any of the following without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)            amend or authorize any amendment to its Organizational Documents;

(b)            split, combine, reclassify, adjust, recapitalize, subdivide amend the terms of, redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any options, warrants, securities or other rights exercisable for or convertible into any such capital stock or equity securities (except in connection with the withholding of Taxes in respect of any award issued under any Company Stock Plan or the forfeiture or repurchase of any such award);

(c)            declare, authorize, set aside for payment or pay any dividend (whether payable in cash, stock or property) with respect to any shares of its capital stock or other equity interest (other than (1) dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company and (2) dividends in connection with interest payment obligations with respect to the Convertible Notes);

(d)            form any Subsidiary or acquire any equity interest in any other Person, other than short-term investments;

(e)            issue, sell or grant any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock, other than Company Shares issuable pursuant to settlement or vesting of Company Restricted Stock Unit awards, options, warrants, securities or other rights exercisable for or convertible into Company Shares or pursuant to Section 6.18;

(f)             sell, pledge, dispose of, transfer, lease, abandon, discontinue, allow to lapse, fail to maintain, license or encumber any material assets or properties of the Company (other than Intellectual Property of the Company), other than (i) sales of inventory in the ordinary course of business, (ii) to the extent necessary to effect a permitted disposition under the Securitization Credit Facility, and (iii) as security for any borrowings permitted by Section 6.1(g);

(g)            incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (i) short-term borrowings incurred in the ordinary course of business, (ii) borrowings pursuant to existing credit facilities, (iii) purchase-money financings and capital leases entered into in the ordinary course of business, and (iv) borrowings or guarantees pursuant to any Securitization Document incurred or existing as of the date hereof;

(h)            sell, license, transfer, assign, abandon, dedicate to the public, permit to lapse or otherwise dispose of any Intellectual Property material to the Business, except for licenses granted by the Company Entities in the ordinary course of business;

(i)             except as may be required by the terms of any Company Plan or by applicable Law, not increase the compensation or benefits payable to any Participant, other than normal increases to base salary or wages (and corresponding increases in annual bonus opportunities that are a percentage of an employee’s base salary or wages) payable to employees below the vice president level in the ordinary course consistent with past practice;

(j)             except to the extent required by applicable Law or required by any Company Plan as in effect on the date of this Agreement, (A) grant any loan to or pay any bonus to any Participant, (B) grant any severance, change of control, retention, termination or similar compensation or benefits to any Participant, (C) enter into any collective bargaining agreement or other labor union contract, (D) pay to any Participant any benefit or amount under a Company Plan that is not required under any such Company Plan as in effect on the date of this Agreement, (E) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Company Plan, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan, or (G) terminate the employment of any Employee at or above executive vice president level other than for “cause”, or hire any individual to such a position, other than to fill vacancies arising in the ordinary course;

(k)            not adopt, establish, terminate or amend any material Company Plan, other than amendments required to maintain the Tax-qualified status of any Company Plan;

(l)             other than in the ordinary course of business: (i) amend, modify, cancel, renew, fail to exercise an expiring renewal option for no additional consideration or terminate (other than termination upon the expiration of the term thereof in accordance with the terms thereof) any Company Material Contracts or Material Licenses or waive, release or assign any rights, claims or benefits under any Company Material Contracts or Material Licenses, or (ii) enter into any Contract that would have been a Company Material Contract or Material Licenses had it been entered into prior to the date of this Agreement;

(m)           change any of its methods of accounting or accounting practices in any material respect other than as required or permitted by GAAP;

(n)            (i) make, change or revoke any Tax election, (ii) change any material method of accounting for Tax purposes or change any annual Tax accounting period, (iii) enter into any closing agreement or Tax sharing, Tax indemnity or Tax allocation agreement, settle any, audit, proceeding or other action in respect of material Taxes or enter into any contractual obligation in respect of material Taxes with any Governmental Authority, (iv) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax (except with respect to routine extensions in the ordinary course of business), (v) apply for or pursue any Tax ruling, or (vi) file any amended material Tax Return or surrender any right to claim a material Tax refund;

(o)            make any capital expenditure that, when added together with all other such capital expenditures made by the Company Entities since the date of this Agreement, exceeds $125,000 in the aggregate;

(p)            make or offer to make any acquisition of (by merger, consolidation or acquisition of stock or assets) any Person or a business or division of any Person;

(q)            make any loans to, advances or capital contributions to any other Person other than (i) loans, advances or capital contributions solely involving one or more of the Company and the wholly-owned Subsidiaries of the Company, or (ii) advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company Entities in the ordinary course of business, consistent with past practice;

(r)             enter into any new material line of business;

(s)            (i) settle or compromise any Action pending or threatened against any Company Entity, other than monetary settlements which, when added together with all other monetary settlements made by the Company Entities since the date of this Agreement, do not exceed $250,000 in the aggregate or (ii) waive or release any material right with respect to any Action pending or threatened against any Company Entity other than litigation between or among the parties hereto, which shall instead be governed by Section 9.3;

(t)             adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or convert or otherwise change its form of legal entity;

(u)            cancel, waive, release or compromise any material debt owed to, or material claim or material right of, any Company Entity that relates to the Business;

(v)            other than pursuant to a Transaction Agreement, enter into any transaction with (A) any Company Stockholder that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least 5% of the outstanding Company Shares or (B) any director, officer or employee of any Company Entity (other than as otherwise expressly permitted or contemplated by this Agreement or pursuant to the Company Plans); or

(w)           enter into a binding agreement to take any of the foregoing actions described in this Section 6.1.

Section 6.2       Employment Matters.

(a)            With respect to any employee benefit plan, policy, program or arrangement of Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) that is maintained for the benefit of any individual employed by any Company Entity immediately prior to the Closing (each, a “Continuing Employee”) (each such plan, policy, program or arrangement, a “Parent Plan”), Parent shall, or shall cause one of its Subsidiaries to, credit each Continuing Employee with all service with the Company Entities (and their respective predecessors) for all purposes, including, for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under a defined benefit pension plan or any post-retirement welfare plan); provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits.

(b)            With respect to each Parent Plan that provides medical, dental, vision, prescription drug, life insurance or disability benefits, Parent shall, or shall cause one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to use reasonable efforts to, (i) waive all pre-existing condition, actively at work, waiting period and similar requirements that apply to any Continuing Employee (and his or her eligible dependents) to the extent that such requirement was satisfied by, or did not apply to, such Continuing Employee under the corresponding Company Plan as of immediately prior to the commencement of participation in the applicable Parent Plan; and (ii) honor all expenses paid or incurred by the Continuing Employees and their eligible dependents under the corresponding Company Plan during the portion of the plan year in which such Continuing Employee or eligible dependent becomes eligible for coverage under such Parent Plan for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses for the plan year in which participation in such Parent Plan commences.

(c)            Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.2 shall (i) be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, (ii) limit the right of the Company Entities, Parent or any of their respective Affiliates, to amend, modify or terminate any employee benefit plan, program or arrangement or require Parent to adopt or offer any arrangement that would constitute a Parent Plan, or (iii) give any Continuing Employee (or dependent or beneficiary thereof) or any other Person who is not a party to this Agreement any right to enforce the provisions of this Section 6.2.

(d)            Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) promulgated under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act.

(e)            For ninety (90) days following the Effective Time, Purchaser shall not implement, and shall not permit any of the Company Entities to implement, any plant closings or mass layoffs that individually or in the aggregate would give rise to any obligations or losses under the WARN Act or any similar Law, and Purchaser shall, and shall cause each of the Company Entities to, provide any required notice under the WARN Act or any similar Law, and to otherwise comply with the WARN Act or any similar Law, with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or similar Law).

Section 6.3       Publicity. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other Transactions and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law or court process; provided that the initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent. Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, the Company will not be obligated to engage in such consultation with respect to communications that are required by applicable Law or to the extent related to a Superior Proposal or Change in Recommendation or a communication permitted by Section 6.9.

Section 6.4       Confidentiality. The Purchaser acknowledges that the information provided to it and its Representatives in connection with this Agreement and the Transactions are subject to the terms of the Nondisclosure and Restrictive Covenant Agreement between the Guarantor and the Company dated as of December 15, 2020 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated by reference. The Confidentiality Agreement shall terminate at the Effective Time.

Section 6.5       Access to Information.

(a)            Prior to the Closing Date and subject to applicable Laws and Section 6.4, each of Parent and the Purchaser shall be entitled, through its officers, employees and Representatives (including its legal advisors and accountants), to have such access to the properties, businesses, operations, books and records, and all financial, operating, Tax and other data and information of the Company Entities with respect to the Business as Parent or the Purchaser, as applicable, reasonably requests upon reasonable advance written notice in connection with their respective efforts to consummate the Transactions. No such access shall be granted for, and Parent, Purchaser and their Representatives shall not conduct, any environmental sampling (including sampling of air, water, soil, sediment or building materials). Any such access and examination shall be conducted during regular business hours and under circumstances that do not unreasonably interfere with the normal operations of the Business and shall be subject to restrictions under applicable Law and COVID-19 Measures and, notwithstanding the foregoing, may be limited to the extent the Company reasonably determines, in light of the COVID-19 Pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Authority), that such access jeopardizes the health and safety of any employee or other personnel of any Company Entity. The Company shall reasonably cooperate with Parent, the Purchaser and their respective Representatives in connection with such access and examination, and Parent, the Purchaser and their respective Representatives shall reasonably cooperate with the Company and its Representatives and shall use their reasonable best efforts to minimize any disruption to the Company Entities. Any disclosure by the Company Entities during such investigation by Parent, the Purchaser or any of their respective Representatives shall not constitute any enlargement or additional representation or warranty of the Company beyond those specifically set forth in Article IV. Notwithstanding anything to the contrary contained in this Agreement, no such access or examination shall be permitted to the extent that it (i) relates to the negotiation of this Agreement and the Transactions, (ii) would unreasonably disrupt the operations of the Company Entities, (iii) would require the Company to disclose information that is subject to attorney-client or other legal privilege or may conflict with any applicable Law or confidentiality obligations to which the Company Entities are bound; provided, that in any event, the Company will use commercially reasonable efforts to provide any such information in a manner such that this clause (iii) shall not apply, or (iv) would jeopardize the health and safety of any employee or other personnel of the Company Entities in light of the COVID-19 Pandemic.

(b)            Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, without the written consent of the Company Entities (not to be unreasonably withheld, conditioned or delayed), neither Parent nor the Purchaser shall, and Parent and the Purchaser shall cause their respective Affiliates and Representatives not to, contact (i) any customers or vendors of the Company Entities with respect to matters involving the Transactions, the Business or any Company Entity or (ii) any employees, independent contractors, or other personnel of any Company Entity.

Section 6.6       Efforts to Consummate the Transactions.

(a)            Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement and subject to Section 6.6(f), each of the parties hereto shall use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including: (a) taking, or causing to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable, including using reasonable best efforts to obtain any requisite approvals, consents, authorizations, orders, exemptions or waivers by any Third Person in connection with the Transactions and to fulfill the conditions to the Offer and the Merger, and (b) not taking any action that would be reasonably likely to materially delay or prevent consummation of the Transactions; provided that in respect of Contracts between the Company or any of its Subsidiaries with any Third Person, neither the Company nor any of its Subsidiaries shall be required to make or agree to make any payment or accept any material conditions or obligations unless such payment, condition or obligation is contingent upon the consummation of the Merger. Subject to appropriate confidentiality protections, each party hereto shall furnish to outside antitrust counsel for the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b)            Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall (i) promptly notify the other of and, if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the Transactions, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or oral communication with any such Governmental Authority with respect to the Transactions, (iii) not participate in any meeting or have any communication with any such Governmental Authority with respect to the Transactions unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, give the other the opportunity to attend and participate therein and (iv) furnish the other with copies of all filings and communications between it and any such Governmental Authority with respect to the Transactions; provided, however, that, notwithstanding the foregoing, the rights of the parties under this Section 6.6(b) may be exercised on their behalf by their respective outside counsel.

(c)            Each of the parties hereto shall cooperate with one another, and use reasonable best efforts to, prepare all documentation (including furnishing all information required under the Competition Laws to effect promptly all filings with any Governmental Authority and to obtain all consents, waivers and approvals of any Governmental Authority) necessary to consummate the Transactions. Each party hereto shall provide to outside antitrust counsel for the other copies of all correspondence between it (or its advisors) and any Governmental Antitrust Authority or other Governmental Authority relating to the Transactions or any of the matters described in this Section 6.6. Each of the parties hereto shall promptly inform outside antitrust counsel for the other of any substantive oral communication with, and provide outside antitrust counsel for the other with copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any meeting or conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving outside antitrust counsel for the other party prior notice of the meeting or conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. To the extent permissible under applicable Law, the outside antitrust counsel for the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Competition Laws. The parties hereto may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.6(c) or any other section of this Agreement as “outside legal counsel only.” Such materials and the information contained therein shall be given only to outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees, officers, inside legal counsel, or directors of the recipient without the advance written consent of the party providing such materials. Without limiting the foregoing, the parties agree that it is Parent’s ultimate right to devise the strategy and direct matters for obtaining approvals under Competition Laws, including any of Parent’s filings, submissions or communications with or to any Governmental Antitrust Authority in connection therewith, and taking into account in good faith any comments of the Company relating to such strategy.

(d)            Without limiting the generality of the undertakings pursuant to this Section 6.6, the parties hereto shall provide or cause to be provided (including by their “ultimate parent entities” as that term is defined in the HSR Act) as promptly as practicable to any Governmental Antitrust Authority information and/or documentary material requested by such Governmental Antitrust Authority or which is necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act within fifteen (15) Business Days after the date hereof. To the extent then permitted under applicable Law, the Purchaser shall (and shall cause its “ultimate parent entity” as that term is defined in the HSR Act to) request “early termination” in the filing made by it under the HSR Act. All filing fees required under the HSR Act and as may be required under any other applicable Competition Laws in connection with the Transactions shall be borne by Parent.

(e)            If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each of the parties hereto shall, each bearing its own costs, use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the Transactions); and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to prevent or enjoin consummation of this Agreement (and the Transactions), including by defending any Action brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such applicable Law so as to permit consummation of the Transactions on or before the Outside Date.

(f)             Notwithstanding the foregoing, each of Parent and the Purchaser shall, and shall cause its Affiliates to, use reasonable best efforts to take all actions necessary to obtain any authorization, consent or approval of a Governmental Authority (including in connection with any filings with any Governmental Authority) necessary or advisable so as to enable the consummation of the Transactions, to occur as soon as reasonably possible (and in any event, no later than the Outside Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any Competition Law; provided, that notwithstanding anything contained in this Agreement to the contrary, nothing in this Section 6.6 or otherwise in this Agreement shall require Parent, Purchaser or any of their Affiliates to:

(i)            propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, lease, license, or other disposition of businesses, product lines, rights, assets, or other operations or interests of Parent, the Purchaser or any of their respective Affiliates;

(ii)           terminate or restructure existing relationships, contractual or governance rights or obligations of Parent, the Purchaser or any of their respective Affiliates;

(iii)         terminate any venture or other arrangement;

(iv)         defend through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit the consummation of such transactions; or

(v)          otherwise take or commit to take actions that after the Closing Date would limit Parent’s, the Purchaser’s or any of their respective Affiliates’ (including the Surviving Corporation’s and its Subsidiaries’) freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines or assets of Parent, the Purchaser or any of their respective Affiliates (including the Surviving Corporation and its Subsidiaries).

Section 6.7       Director and Officer Liability; Indemnification.

(a)            After the Effective Time, the Surviving Corporation and its Subsidiaries shall: (i) honor and fulfill in all respects all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of each present (as of immediately prior to the Effective Time) and former officer and director of each Company Entity, and each individual who is then serving or has served at the request of the Company as a director or officer of another Person, in each case determined as of the Effective Time (each such individual, an “Indemnified Individual”), as provided in the Company’s and its Subsidiaries’ respective Organizational Documents or the indemnification or other agreements of any Company Entity with such Indemnified Individual, in each case as in effect as of the date of this Agreement, and (ii) until the sixth (6th) anniversary of the Effective Time, cause the Surviving Corporation and its Subsidiaries’ respective Organizational Documents to contain provisions with respect to indemnification, advancement of expenses and exculpation that are no less favorable to the Indemnified Individuals as the indemnification, exculpation and advancement of expenses provisions contained in the Organizational Documents of the Company Entities as of the date of this Agreement, which shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Individuals without the consent of such affected Indemnified Individuals.

(b)            Without limiting the foregoing or any additional rights that any Person may have under any Company Plan, from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, to the fullest extent permitted by applicable Law and solely to the same extent that such indemnification, exculpation and advancement of expenses provisions are provided in the Organizational Documents of the Company Entities as of the date of this Agreement, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Individual against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Individual is or was an officer, director, manager, agent, employee, fiduciary or agent of each Company Entity, or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the other transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law; provided, that the Surviving Corporation shall only be required to advance any such expenses to the extent that the Indemnified Individual to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Individual is not entitled to indemnification.

(c)            Prior to the Effective Time, the Company may, and may cause its Subsidiaries to, purchase a “tail” or “run-off” insurance policy which will remain in effect for a period of six (6) years after the Effective Time, with reputable and financially sound carriers offering coverage and in amounts not less favorable than the current policies of directors’ and officers’ liability insurance maintained by the Company Entities and containing terms materially similar to the current policies of directors’ and officers’ liability insurance maintained by the Company Entities with respect to claims arising from or related to facts or events that occurred at or before the Effective Time (the “D&O Policy”); provided, in satisfying its obligations, the Company will not be obligated to pay an aggregate premium in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (the “Maximum Premium”). If the aggregate annual premiums of such insurance coverage exceed the Maximum Premium, then the Company may obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. The Surviving Corporation agrees to use commercially reasonable efforts to maintain the D&O Policy in full force and effect and fulfill its obligations thereunder throughout such six (6)-year period following the Effective Time.

(d)            Notwithstanding anything to the contrary contained in this Agreement, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Individual who is entitled to rights to exculpation, indemnification, reimbursement and advancement of expenses and any limitations on liability under the applicable certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, and/or in any agreements or arrangements of the Company or any of its Subsidiaries providing similar rights and limitations in favor of such Indemnified Individual, on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.7 shall be deemed to be amended to continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)            In the event that the Surviving Corporation or any Subsidiary of the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or any its applicable Subsidiary, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8       Financing.

(a)            On the terms and subject to the conditions of this Agreement, the Purchaser will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Documents (it being understood and agreed that, in the event that the Debt Financing becomes unavailable or would reasonably be expected to become unavailable as a result of the automatic expiration and termination thereof because the Outside Date is extended to a date later than October 15, 2021, the Purchaser will use its reasonable best efforts to obtain Alternative Financing pursuant to Section 6.8(e) below).

(b)            The Purchaser will not consent to any amendment, restatement, replacement, supplement, termination, assignment or modification to be made to, or any waiver of any provision (including any condition) or remedy under, any Financing Document (or any commitment in respect thereof) without the prior written consent of the Company, solely to the extent such amendment, restatement, replacement, supplement, termination, assignment, modification or waiver would (i) reduce the aggregate principal amount of the Equity Financing or the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fees, in each case if such changes would reduce the aggregate principal amount of the Debt Financing), below the amount required to consummate the Transactions, (ii) impose new or additional conditions or any contingencies, or otherwise modify or expand any conditions, to the receipt of the Equity Financing or the Debt Financing in a manner that would reasonably be expected to materially delay or prevent the Closing or make the funding of the Debt Financing or Equity Financing in the amounts contemplated thereunder materially less likely to occur, or (iii) individually or in the aggregate with all other amendments, restatements, replacements, supplements, terminations, assignments, modifications or waivers, reasonably be expected to (A) materially delay or prevent the Merger or the other Transaction, (B) make the funding of the Equity Financing or the Debt Financing (or satisfaction of the conditions to obtaining the Equity Financing or the Debt Financing) less likely to occur at or prior to the Effective Time, (C) materially and adversely impact the ability of the Purchaser to enforce its rights against the other parties to the Debt Financing Documents or the definitive agreements with respect thereto, or (D) materially and adversely impact the ability of the Purchaser to consummate the Transactions; provided, however, that, for the avoidance of doubt, the Purchaser may otherwise amend, modify or replace, or agree to any waivers in respect of, any Commitment Letter pursuant to, and subject to, Section 6.8(e). In the event of such amendment, restatement, replacement, supplement, assignment, modification or waiver of any Financing Document as permitted by the immediately preceding sentence, the financing under such amended, modified, restated, replaced, supplemented, assigned or waived Financing Document will be deemed to be “Debt Financing” as such term is used in this Agreement.

(c)            The Purchaser will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect each Financing Document (including any definitive agreements entered into in connection with the Debt Financing Documents) until the earlier of (x) the date that this Agreement is terminated in accordance with the terms hereof and (y) with respect to the Debt Financing, the date that the Debt Financing is funded in full, (ii) satisfy on a timely basis (but in any event prior to or contemporaneously with the Closing) all terms, covenants and conditions in the Financing Documents applicable to the Purchaser and their respective Affiliates and Representatives (and that are within their control) to obtaining the Financing, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions contained in the Debt Financing Documents or on other terms permitted under Section 6.8(b) and that are not materially less beneficial to the Purchaser than those included in the Debt Financing Documents as in effect on the date hereof (including with respect to the conditionality thereof), and (iv) consummate the Financing if all conditions to the consummation of the Offer set forth in Annex I have been satisfied or waived; provided, that in no event shall Parent or the Purchaser be obligated to bring any legal proceedings against any Financing Sources.

(d)            The Purchaser will keep the Company reasonably informed on a current basis of the status of the Purchaser’s efforts to obtain the Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to status, proposed Closing Date and material terms of the material definitive documentation for the Debt Financing. The Purchaser will promptly provide to the Company copies of all documents related to the Financing including any amendment, restatement, replacement, supplement, termination, assignment, modification or waiver thereto. Without limiting the generality of the foregoing, the Purchaser shall give the Company prompt written notice of any breach, default, repudiation, cancellation, amendment, restatement, replacement, supplement, termination, assignment, modification or waiver (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to the same) by any party to any Financing Document of which the Purchaser becomes aware or any termination of any Financing Document.

(e)            If all or any portion of the Debt Financing becomes unavailable or would reasonably be expected to become unavailable on the terms and conditions and from the sources contemplated by the applicable Financing Documents, including as a result of the automatic expiration and termination thereof because the Outside Date is extended to a date later than October 15, 2021, (i) the Purchaser will promptly notify the Company and (ii) the Purchaser will use its reasonable best efforts to obtain alternative financing from the same or alternative sources in an amount sufficient to consummate the Transactions (it being understood that the terms of Section 6.8(b) will apply to such alternative financing, and, subject to Section 6.8(i), the Purchaser shall have no obligation (except in the case of the automatic expiration and termination of any Financing Document because the Outside Date is extended to a date later than October 15, 2021) to accept any terms or conditions that are materially less favorable, taken as a whole, to the Purchaser than the terms and conditions set forth in the applicable Financing Documents immediately prior to giving effect to the terms of such alternative financing) (“Alternative Financing”) as promptly as practicable following the occurrence of such event. In such event, as applicable: (1) the term “Debt Financing” as used in this Agreement will be deemed to include any such Alternative Financing, (2) the term “Debt Commitment Letter” will be deemed to include any commitment letters with respect to any such Alternative Financing and (3) the term “Financing Documents” will be deemed to include any definitive agreements with respect to the Alternative Financing.

(f)            From and after the date of this Agreement until the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, the Company shall reasonably cooperate with and reasonably assist Purchaser, at the Purchaser’s sole cost and expense, in connection with arranging, obtaining and syndicating the Debt Financing and causing the conditions in the Debt Commitment Letter and the Financing Documents to be satisfied, including using reasonable best efforts in (i) assisting with the preparation of syndication documents and materials, including bank information memoranda and private placement memoranda, prospectuses, offering memoranda, lender and investor presentations, rating agency materials and presentations, and other customary marketing materials in connection with the Debt Financing (all such documents and materials, collectively, the “Syndication Documents”), (ii) preparing and furnishing to the Purchaser and the Debt Financing Sources as promptly as reasonably practicable with the GAAP Financial Statements and the Interim Financial Statements, (iii) assisting in the preparation of schedules to collateral agreements, (iv) subject to any contractual agreement in effect, facilitating the pledging of collateral for the Debt Financing, including, upon reasonable advance written notice at mutually agreeable times and, if applicable, locations, taking actions necessary to permit the Debt Financing Sources to evaluate the Company Entities’ real property and personal property that would constitute collateral under the Debt Financing Documents, solely for the purpose of establishing pledges over such assets to secure the obligations under the Debt Financing Documents, in each case which shall not be required to be delivered or effective until at or promptly following the Effective Time, (v) subject to any contractual agreement in effect, obtaining customary payoff letters, lien releases, and instruments of termination or discharge, as applicable, in each case which shall provide that, if sufficient funds are received by the financing sources thereof in order to pay off in full all obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) in connection therewith or secured thereby, such release, termination and/or discharge shall be effective, (vi) furnishing the Purchaser and its Debt Financing Sources as promptly as reasonably practical (and at least two (2) Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by the Purchaser at least ten (10) Business Days prior to the Closing Date and (vii) providing information necessary to prepare (and execute, on or subject to the occurrence of the Closing Date and to the extent applicable) reasonable and customary officers’ certificates, secretary certificates, perfection certificates, and other documentation required by the Debt Financing Sources and the definitive documentation related to the Debt Financing, and executing and delivering a solvency certificate in the form attached to each Debt Commitment Letter, in each case contingent upon, and the effectiveness thereof to be after, the occurrence of the Closing. The Company hereby consents to the use of its and each of its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, and is not reasonably expected to, harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries and their respective marks, products, services, offerings or Intellectual Property rights.

(g)            Notwithstanding the requirements of Section 6.8(f), (i) the Purchaser shall be solely responsible for provision of any pro forma financial information, including cost savings, synergies, capitalization, ownership or other pro forma adjustments (provided, that, solely to the extent such financial information is available without unreasonable effort and expense and does not include separate financial statements for any of the Company’s Affiliates, the Company shall provide the Purchaser with financial and other information relating to the Business reasonably requested by the Purchaser to allow the Purchaser to prepare such pro forma financial information) and any financial projections of the Company Entities, (ii) neither the Company nor any of its Affiliates or their respective Representatives shall be required to enter into or approve (or commit to enter into or approve) any certificate, document, agreement, instrument or Financing Document, in each case which will be effective prior to the Effective Time, (iii) nothing herein shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of the Company or any of its Affiliates or their respective Affiliates, (iv) none of the Company or any of its Affiliates will be required to pay or commit to pay any commitment or other fee or incur any other liability (including any guarantee, indemnity or pledge) in connection with the Debt Financing or the Syndication Documents prior to the Effective Time, (v) no Representative of the Company or any of its Affiliates shall be required to take any action to the extent such Representative will incur any personal liability (as opposed to liability in his or her capacity as an officer of such Person) by taking such actions in connection with the Debt Financing, and no Representative or Affiliate of the Company shall be required to adopt or execute any agreement, document, Financing Document or other instrument, in each case in connection with the Debt Financing, or adopt any resolutions or consents approving or authorizing the same or any actions in connection therewith, in each case to the extent the same would be effective prior to the Effective Time, (vi) nothing herein will involve any binding commitment by the Company, any of its Affiliates or any of their respective Representatives which commitment is not conditioned on the Effective Time and does not terminate without liability to the Company, its Affiliates and their respective Representatives upon the termination of this Agreement, and (vii) nothing herein will require the Company, any of its Affiliates or any of their respective Representatives to provide any information or take any action, the disclosure or taking of which would violate applicable Law, any fiduciary duty, any Contract or obligation of confidentiality owing to a Third Person, or jeopardize the protection of the attorney-client privilege held by the Company; provided, that, if the Company does not provide or cause its Representatives to provide such access or such information in reliance on the foregoing, then the Company shall (1) provide a written notice to the Purchaser stating that it is withholding such access or such information and (2) reasonably cooperate to provide the applicable access or information in a way that would not violate such applicable Law, fiduciary duty or Contract or otherwise jeopardize such privilege.

(h)            The Purchaser shall, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company or any of its Representatives or Affiliates after the date of this Agreement in connection with the Debt Financing, including in connection with the cooperation of the Company and any of its Representatives and Affiliates contemplated by Section 6.8(f), on the earlier of the Effective Time or termination of this Agreement in accordance with its terms. The Purchaser shall indemnify, defend and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs and expenses suffered or incurred by any of them after the date of this Agreement in connection with the Debt Financing (including any action taken in accordance with this Section 6.8) and costs and expenses incurred in defending against the foregoing, except to the extent such losses, damages, claims, costs or expenses arise from the willful and material breach of this Agreement by the Company, as finally determined by a court of competent jurisdiction, or from Fraud on the part of the Company. The reimbursement and indemnification obligations of the Purchaser pursuant to this Section 6.8(h) shall be referred to collectively as the “Reimbursement and Indemnification Obligations.”

(i)            All non-public or other confidential information regarding the Company or its Affiliates obtained by the Purchaser, its Affiliates, their Financing Sources or their respective Representatives, in each case pursuant to this Section 6.8 shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be shared (i) on a non-public basis with prospective lenders and investors during syndication of the Debt Financing and participants in the Debt Financing, in each case that enter into confidentiality arrangements customary for financing transactions of the same type as the Debt Financing, and (ii) on a confidential basis with rating agencies.

Section 6.9      No Solicitation.

(a)          Except as permitted by this Section 6.9, the Company shall not, and shall cause the other Company Entities and its and their respective officers and directors not to, and shall use commercially reasonable efforts to cause its and their other Representatives not to, directly or indirectly:

(i)            solicit, initiate or facilitate the making of any Acquisition Proposal or any inquiry or proposal that would be reasonably expected to lead to any Acquisition Proposal;

(ii)           furnish or disclose any information regarding any of the Company Entities to any Third Person in connection with, or in a manner that would be reasonably expected to lead to, or for the purpose of initiating, soliciting or facilitating, in each case, an Acquisition Proposal or any inquiries, proposals or offers that would be reasonably be expected to lead to an Acquisition Proposal;

(iii)          enter into, participate or engage in or continue to participate or engage in any discussions or negotiations with any Third Person with respect to any Acquisition Proposal or any inquiry or proposal that would be reasonably expected to lead to an Acquisition Proposal;

(iv)          approve, adopt, endorse, recommend or execute or enter into, or commit to enter into, any Alternative Acquisition Agreement or letter of intent, agreement in principle, memorandum of understanding, expense reimbursement agreement, term sheet or similar agreement, with respect to or in connection with or that would reasonably be expected to lead to an Acquisition Proposal;

(v)           take any action to make the provisions of any Takeover Laws or any anti-takeover provision in the Company’s Organizational Documents inapplicable to any transactions contemplated by an Acquisition Proposal; or

(vi)          resolve to do or publicly announce any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may engage in any such discussions or negotiations and provide any such information in response to a bona fide written Acquisition Proposal that has not been withdrawn if (A) such bona fide written Acquisition Proposal did not result from a breach of this Section 6.9, (B) prior to providing any material non-public information regarding the Company to any Third Person in response to an Acquisition Proposal, the Company receives from such Third Person (or there is then in effect with such party) an executed confidentiality agreement that contains nondisclosure provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, (C) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (D) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary obligations to the Company Stockholders under applicable Law. Prior to or within twenty four (24) hours after providing any material non-public information to such Third Person, the Company shall make such material non-public information available to Parent and the Purchaser (to the extent such material non-public information has not been previously made available to Parent or the Purchaser or any of their respective Representatives). For the avoidance of doubt, it shall not be a violation of this Section 6.9 if the Company or its Representatives contact a Third Person making any Acquisition Proposal solely to clarify the terms and conditions of such Acquisition Proposal and to determine whether it constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall, and shall cause the other Company Entities and its and their respective Representatives participating in existing solicitation of, or negotiations or discussions with, any Third Person relating to any Acquisition Proposal to immediately cease and cause to be terminated any such solicitation, negotiations and discussions with such Third Person relating to any Acquisition Proposal (including terminating all access granted to any such Third Person and its Affiliates and its Representatives to the Data Room prior to the date of this Agreement) and, within two (2) Business Days following the date of this Agreement, request that any such Third Person (and all Affiliates or Representatives of such Person) contemplated in this clause return to the Company or promptly destroy (subject to any exceptions in any applicable confidentiality agreement) any such confidential information concerning the Company Entities that was previously furnished or made available to such Third Person or any of its Affiliates or Representatives by or on behalf of the Company. The Company shall not, and shall cause each of the other Company Entities not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement relating to an Acquisition Proposal to which it or any of the other Company Entities is a party, and the Company shall, and shall cause the Company Entities and their respective officers, directors and employees to, use their commercially reasonable efforts enforce the provisions of any such agreement; provided that, from the date hereof until the Acceptance Time, the Company shall be permitted to waive any such “standstill” or similar provision that prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof), in each case, solely to the extent that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make such waiver would be inconsistent with its fiduciary duties under applicable Law and solely to the extent necessary to permit the Person bound by such “standstill” or similar provision to make a confidential Acquisition Proposal to the Company Board.

(b)           If the Company receives an Acquisition Proposal or any inquiries, proposals or offers, or request for any discussions or negotiations, or any requests for information regarding the Company Entities concerning or that would reasonably be expected to lead to an Acquisition Proposal, then the Company shall promptly (and in no event later than twenty four (24) hours after receipt of such Acquisition Proposal) notify the Purchaser in writing of such Acquisition Proposal or any such inquiry, offer, proposal or request (which notification shall include the identity of the Person making or submitting such Acquisition Proposal or any such inquiry, offer, proposal or request, and the terms and conditions thereof, including any financing arrangements to the extent provided to the Company or its Representatives), together with an underacted copy of, any such Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, a reasonably detailed description of such Acquisition Proposal or any such inquiry, offer, proposal or request if made orally) and shall thereafter keep the Purchaser reasonably informed as to the status of such Acquisition Proposal, inquiry, proposal or offer.

(c)            Nothing contained in this Section 6.9 or elsewhere in this Agreement shall prohibit the Company, the Company Board or their Representatives from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided that any such disclosure does not contain an express Change in Recommendation; or (ii) making any other disclosures that the Company Board determines in good faith (after consultation with its outside legal counsel) the failure to make would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that the Company Board shall not effect any express Change in Recommendation except in accordance with Section 6.9(e).

(d)            Neither the Company Board nor any committee thereof shall, except as permitted by Section 6.9(e), and shall not publicly propose to: (i) withdraw, withhold, modify, amend or qualify, or publicly propose or announce its intention to withdraw, withhold, modify, amend or qualify, in a manner adverse to Parent or the Purchaser, the Company Board Recommendation or fail to include the Company Board Recommendation in the Schedule 14D-9; (ii) adopt, authorize, approve or recommend, or resolve to or publicly propose or announce its intention to approve or recommend to the Company Stockholders, any Acquisition Proposal; (iii) if (A) the Company has received an Acquisition Proposal that remains outstanding (and is not a tender offer or exchange offer addressed by clause (iv) of this sentence), and (B) such Acquisition Proposal has not been rejected by the Company, fail to reaffirm the Company Board Recommendation within two (2) Business Days after receipt of a written request from Parent to do so (which request may only be made once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently modified in any material respect or the Company subsequently makes a disclosure with respect to such Acquisition Proposal pursuant to Section 6.9(c), in which case Parent may make such request once each time such modification or disclosure is made), (iv) fail to recommend against any Acquisition Proposal that is a tender or exchange offer by a Third Person pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act within ten (10) Business Days after the commencement of such tender offer or exchange offer; provided, that taking no position or a neutral position with respect to the acceptance of such tender or exchange offer by the Company Stockholders shall constitute a failure to recommend against the acceptance of such tender or exchange offer (any action described in clause (i), (ii), (iii) or (iv) being referred to as a “Change in Recommendation”) or (v) allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement to effect any Acquisition Proposal, including a definitive agreement with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”) (other than a confidentiality agreement entered into in compliance with this Section 6.9); provided that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or would reasonably be expected to lead to a Superior Proposal or (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 6.9(e) will constitute a Change in Recommendation or violate this Section 6.9.

(e)          Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may:

(i)           effect a Change in Recommendation in response to an unsolicited Acquisition Proposal that has not been withdrawn and/or cause the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal if:

(1)            such Acquisition Proposal did not result from a breach of this Section 6.9;

(2)            the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, (A) that such Acquisition Proposal constitutes a Superior Proposal and (B) that in light of such Acquisition Proposal, a failure to effect a Change in Recommendation and/or to cause the Company to enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company Stockholders under applicable Laws;

(3)            the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance of the Company Board’s determination to effect a Change in Recommendation and/or cause the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement concerning such Acquisition Proposal pursuant to this Section 6.9(e)(i), which notice shall state that the Company Board intends to take such action and shall include the material terms and conditions of the Superior Proposal (including the consideration offered therein, the identity of the Third Person making the Superior Proposal and any financing arrangements to the extent provided to the Company and/or its Representatives), and contemporaneously therewith furnishes a copy of the proposed Alternative Acquisition Agreement and any other relevant transaction documents, if any; provided that in the event of any material revisions to the Acquisition Proposal, the Company shall be required to deliver a new written notice (a “Proposal Amendment Notice”) to Parent within twenty-four (24) hours of such occurrence and to comply with the requirements of this Section 6.9(e)(i) with respect to such Proposal Amendment Notice; and

(4)            during such five (5) Business Day notice period described above (or in the case of a Proposal Amendment Notice, during such period beginning on the day of delivery of such Proposal Amendment Notice and ending on the later to occur of the third (3rd) Business Day following the day of such delivery and the end of the original five (5) Business Day period described above) (the “Decision Period”), prior to its effecting a Change in Recommendation, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent and its Representatives in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms and conditions of this Agreement proposed by Parent; and

(5)            the Company Board shall have considered in good faith any such revisions to this Agreement that may be offered in writing by Parent no later than 5:00 p.m., Eastern time, on the last day of the Decision Period in a manner that would form a binding contract if accepted by the Company, and shall have determined (after consultation with its outside legal counsel and financial advisors) that the Acquisition Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and that the failure to make such Change in Recommendation in connection therewith would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable Laws.

(ii)          effect a Change in Recommendation not related to an Acquisition Proposal if:

(1)            any Change in Circumstances arises or occurs which is continuing;

(2)           the Company Board determines in good faith, after consultation with its outside legal counsel, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company Stockholders under applicable Laws;

(3)           the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance, of its determination to effect a Change in Recommendation pursuant to this Section 6.9(e)(ii), which notice shall expressly state that a Change in Circumstance has occurred and is continuing, and include a summary and reasonable description of the Change in Circumstances;

(4)           during such notice period, prior to its effecting a Change in Recommendation, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent and its Representatives in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms and conditions of this Agreement proposed by Parent; and

(5)           the Company Board shall have considered in good faith any such revisions that may be offered in writing by Parent no later than 5:00 p.m. (Eastern Time) on the last day of such five (5) Business Day notice period described above in a manner that would form a binding contract if accepted by the Company, and shall have made the determination (after consultation with its outside legal counsel) that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company Stockholders under applicable Laws.

For the avoidance of doubt, notwithstanding anything contained herein to the contrary, the Company Board may not effect a Change in Recommendation under Section 8.1(e) or terminate this Agreement pursuant to Section 8.1(e) until the expiration of the applicable notice period set forth in clauses (e)(i) or (e)(ii) above, and unless and until the Company Board concludes in good faith, after considering any proposed offer to modify the terms of the Agreement from Parent (if any) that would form a binding contract if accepted by the Company and consultation with outside legal counsel that the failure to effect a Change in Recommendation or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable Laws. The Company agrees that any violation of the restrictions set forth in this Section 6.9 by any of its Representatives acting on behalf and at the direction of the Company shall be deemed to constitute a breach by the Company of this Section 6.9.

Section 6.10      COVID-19. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, nothing herein shall prevent any Company Entity from taking or failing to take any COVID-19 Measures, and no such COVID-19 Measures shall be deemed to violate or breach this Agreement in any way.

Section 6.11      Stock Exchange Delisting. The Company (in cooperation with Parent) shall use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the Company Shares to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as reasonably practicable following the Effective Time.

Section 6.12      Updates and Notifications.

(a)            From and after the date of this Agreement until the earlier to occur of the termination of this Agreement, pursuant to the provisions of Article VIII, and the Effective Time, the Company will give prompt written notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and the Purchaser to consummate the Merger to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation, warranty covenant or agreement of the Company set forth in this Agreement or the conditions to the obligations of Parent and the Purchaser to consummate the Merger or the remedies available to the parties under this Agreement.

(b)           From and after the date of this Agreement until the earlier to occur of the termination of this Agreement, pursuant to the provisions of Article VIII, and the Effective Time, Parent will give prompt written notice to the Company upon becoming aware that any representation or warranty made by Parent or the Purchaser in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or the Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation, warranty, covenant or agreement of Parent or the Purchaser set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the parties under this Agreement.

(c)            Except in the case of willful and material breach, the failure by the Company or Parent or the Purchaser to comply with this Section 6.12 will not be taken into account for purposes of determining whether any conditions to the obligations of the Company to consummate the Offer or the Merger have been satisfied.

Section 6.13      Stockholder Litigation. Prior to the Effective Time, the Company shall promptly notify Parent in writing of any stockholder litigation that is brought or threatened, against the Company or any of its Subsidiaries and/or the members of the board of directors or officers of the Company or any of its Subsidiaries, relating to this Agreement, the Merger and any of the Transactions (“Stockholder Litigation”) and shall keep Parent reasonably informed regarding, and consult with Parent with respect to, any such Stockholder Litigation (which includes, to the extent permissible while still preserving any applicable attorney-client privilege), providing Parent with a reasonable opportunity to review, and have the Company consider in good faith all reasonable comments to, any written document to be given to any third party or Governmental Authority in connection therewith; provided, that none of the Company or any of its Subsidiaries or any of its or their respective Representatives shall compromise, settle, come to an arrangement regarding, or make any disclosure requested in connection with, or agree to compromise, settle or come to an arrangement regarding any such stockholder litigation or consent to the same unless Parent shall have consented in writing (which consent shall not be unreasonably, withheld, conditioned or delayed).

Section 6.14      Takeover Laws. If any Takeover Law is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Law on the Transactions. The approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to the Merger and the other transactions contemplated by this Agreement shall be irrevocable and unconditional and no Change in Recommendation or other action shall change such approval.

Section 6.15      Payoff Letter. Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to cause the providers of the debt facilities set forth on Section 6.15 of the Company Disclosure Schedule (together the “Debt Documents”) to provide customary payoff letters, opinions, release letters, deeds of release, forms UCC-3 and/or any other document reasonably requested by the Parent to evidence the discharge of such indebtedness and the release of any associated Encumbrance and/or guarantee or other surety (together the “Release Documents”); provided, that the Company shall provide drafts of the Release Documents to the Parent no later than five (5) Business Days prior to the Closing Date and shall use its commercially reasonable efforts to ensure that any reasonable comments provided to it by the Parent are incorporated into the executed versions of such Release Documents.

Section 6.16      Director and Officer Resignation. The Company shall use commercially reasonable efforts to obtain the resignation of all of the members of the Company Board who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Subsidiary of the Company) and the officers of the Company who are in office immediately prior to the Effective Time (and to the extent requested by Parent, the officers of each Subsidiary of the Company), which resignations shall be effective at, and conditioned upon the occurrence of, the Effective Time.

Section 6.17      Section 16(b) Exemption. The Company shall take all actions as may be required to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

Section 6.18      Purchased Notes.

(a)            As promptly as practicable following the date hereof and in any event prior to the commencement of the Offer by Parent pursuant to Section 2.1(a), the Company shall enter into the First Supplemental Indenture to the Convertible Notes Indenture in the form attached hereto as Annex II (with such modifications as may be reasonably requested by the Trustee to the Convertible Notes Indenture and mutually agreed by the Company, Parent and Purchaser); it being understood that Parent, in its capacity as a holder of the Purchased Notes, shall consent to the First Supplemental Indenture.

(b)            Parent shall not amend or otherwise modify, or agree to any amendment or other modification to any Note Purchase Documentation that would, or would reasonably be expected to, individually or in the aggregate with any other such amendment or other modification, adverse to the Company or prevent or materially delay the consummation of the Offer or prevent or materially impair the ability of Parent or the Purchaser to consummate the Transactions, unless such amendment or other modification is specifically consented to in writing by the Company. Parent shall not terminate or assign (other than to an Affiliate of Parent in a case where, after such assignment, Parent will still be the direct or indirect beneficial owner of the Convertible Notes under the Note Purchase Documentation) any of the Note Purchase Documentation or any of its rights or obligations thereunder, unless specifically consented to in writing by the Company.

(c)           Parent and Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Note Purchase Documentation on the terms and conditions described in the Note Purchase Documentation, and shall keep the Company informed on a timely basis as to the status of the purchase of the Convertible Notes thereunder. Without limitation of the foregoing, Parent shall give the Company prompt written notice of any breach, default, repudiation, cancellation, amendment, restatement, replacement, supplement, termination, assignment, modification or waiver (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to the same) by any party to any Note Purchase Documentation.

(d)            If as of 5:00 p.m., Eastern time on the Expiration Date, the Minimum Condition has not been met but would be met if all or part of the Purchased Notes were converted into Company Shares pursuant to in accordance with their terms, Parent shall deliver to the Conversion Agent (as defined in the Convertible Notes Indenture) (with a copy to the Company) an irrevocable written notice in accordance with the terms of the Convertible Notes Indenture indicating that Parent intends to convert such portion of the Purchased Notes into Company Shares that would be necessary to meet the Minimum Condition. Following delivery of such notice, each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall reasonably cooperate and take all actions reasonably necessary to cause the conversion of such Purchased Notes into Company Shares prior to the Expiration Time; provided, however, that the Purchaser shall be permitted to extend the Offer up to one additional Business Day solely in order to permit the Company Shares to be issued to Parent prior to the Expiration Time.

(e)            Following the Closing, to the extent that any of the Purchased Notes remain outstanding and not converted pursuant to Section 6.18(d), Parent shall contribute such remaining Purchased Notes to the Surviving Corporation for no consideration substantially contemporaneously with the Closing.

(f)            Parent and Purchaser shall use their respective reasonable best efforts to comply with their respective obligations, and enforce their respective rights, under the Note Purchase Documentation in a timely and diligent manner.

(g)            Parent and Purchaser acknowledge that no Company Shares issued in connection with such conversion will be registered under the Securities Act and that all such Company Shares will be issued in reliance upon an applicable exemption from registration under the Securities Act.

(h)            The Company shall, in relation to any Convertible Notes not subject to the Note Purchase Agreement, take all actions necessary and advisable under the Convertible Notes Indenture to effect a Redemption (as such term is defined in the Convertible Notes Indenture) of such Convertible Notes substantially simultaneously with the Closing, including by submitting a conditional redemption notice in accordance with Section 5.03 of the Convertible Notes Indenture at least 30 days prior to the anticipated Closing Date and by providing any documentation reasonably requested or as required by the Trustee (as such term is defined in the Convertible Notes Indenture) pursuant to the terms and subject to the conditions of the Convertible Notes Indenture or to Parent pursuant to Section 6.15 of this Agreement to fully discharge and release the obligations and security under such Convertible Notes on the Closing Date.

Section 6.19      Company Financial Advisor. The Company shall request that the Company Financial Advisor deliver an executed copy of the Opinion to Parent and Purchaser following the execution of this Agreement. Parent and Purchaser acknowledge and agree that the Opinion will be provided solely for informational purposes, that the Opinion may not be relied upon by Parent or Purchaser or any director, officer or employee thereof and that the Opinion may not be distributed by Parent or Purchaser to any third party without the prior consent of the Company Financial Advisor.

Section 6.20      Non-Controlled Subsidiaries. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to require the Company to cause any Non-Controlled Subsidiary to take or not to take any action hereunder if the Company does not have the unilateral and unconditional right to cause such Non-Controlled Subsidiary to take such action (or inaction) under the terms of the applicable Non-Wholly Owned Subsidiary Agreement.

Article VII.

CONDITIONS TO THE MERGER

Section 7.1      Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Company, Parent and the Purchaser to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)            there shall not be any Law or any Governmental Order (whether temporary, preliminary or permanent) in effect preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other transactions on the terms contemplated by this Agreement; and

(b)            the Purchaser (or Parent on the Purchaser’s behalf) shall have irrevocably accepted for payment all of the Company Shares validly tendered pursuant to the Offer and not properly withdrawn pursuant to the Offer.

Article VIII.

TERMINATION

Section 8.1      Termination of Agreement. This Agreement may be terminated, and the Offer may be abandoned, at any time prior to the Closing (with respect to Section 8.1(b) through (i), by written notice by the terminating party to the other parties), only as follows:

(a)            by mutual written consent of the Company and Parent;

(b)           by either Parent or the Company if the Acceptance Time shall not have occurred on or before 11:59 p.m. (Eastern Time) on October 15, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to either Parent or the Company if the failure of such party to perform any covenant or agreement under this Agreement required to be performed by such party (including, in the case of Parent, the Purchaser) at or prior to the Acceptance Time shall have been the primary cause of, or primarily resulted in, the failure of the Offer to be consummated on or before the Outside Date; it being understood that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) during any Failure Notice Period; provided further, however, that neither Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 8.1(b) during the Debt Extension Period, if any.

(c)            there be any Law or any Governmental Order in effect by any Governmental Authority of competent jurisdiction preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Offer or the Merger, and any such Governmental Order shall have become final and non-appealable; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such Law or Governmental Order is attributable to the failure of such party (including, in the case of Parent, the Purchaser) or any of its Affiliates to perform in any material respect any covenant or agreement in this Agreement required to be performed by such party at or prior to the Closing;

(d)           by Parent at any time prior to the Acceptance Time, if (i) the Company Board shall have effected a Change in Recommendation or (ii) the Company shall have willfully and materially breached its obligations under Section 6.9;

(e)            by the Company at any time prior to the Acceptance Time, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (not resulting from a breach of Section 6.9) in accordance with the procedure set forth in Section 6.9(e) and not in breach of Section 6.9; provided that prior to or concurrent with such termination, the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(c);

(f)            by Parent at any time prior to the Acceptance Time, if all of the following shall have occurred: (i) the Company shall have breached or failed to perform, as applicable, any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) such breaches or failures to perform, individually or in the aggregate, would cause the conditions set forth in clause (3) or (4) of Annex I to not be satisfied and (iii) such breaches or failures to perform are incapable of being cured by the Company or, if such breaches or failures to perform are capable of being cured by the Company, the Company shall not have cured such breaches or failures to perform within thirty (30) days after receipt of written notice thereof from Parent; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to Parent if either Parent or the Purchaser is in material breach of its covenants or agreements set forth in this Agreement;

(g)           by the Company at any time prior to the Acceptance Time, if all of the following shall have occurred: (i) Parent or the Purchaser shall have breached or failed to perform, as applicable, any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) such breaches or failures to perform, individually or in the aggregate, shall have prevented, or would reasonably be expected to prevent the consummation of the Offer, and (iii) such breaches or failures to perform are incapable of being cured by Parent or the Purchaser or, if such breach or failure to perform is capable of being cured by Parent or the Purchaser, Parent or the Purchaser shall not have cured such breaches or failures to perform within thirty (30) days after receipt of written notice thereof from the Company; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to the Company if it is in material breach of its covenants or agreements set forth in this Agreement; or

(h)           by the Company, if the Purchaser fails to commence the Offer in violation of Section 2.1(a); or

(i)            by the Company if (i) all of the Offer Conditions have been satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that by their nature are to be satisfied at the Expiration Time, but which conditions would be capable of being satisfied if the Expiration Time were the time of such termination) at the Expiration Time, (ii) the Purchaser fails to consummate the Offer in accordance with Section 2.1(b), (iii) the Company has provided written notice to Parent of the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Purchaser fails to consummate the Offer in accordance with Section 2.1(b) at least three (3) Business Days prior to such termination pursuant to this Section 8.1(i) (the “Failure Notice Period”), (iv) the Acceptance Time shall not have occurred by the end of such Failure Notice Period, and (v) upon the written request by Purchaser during such Failure Notice Period (and on no more than one occasion), the Company has confirmed that it stood ready, willing and able to consummate the Offer and the Merger.

Section 8.2      Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.1, then each of the parties hereto shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Company, Parent or the Purchaser or their respective Related Parties; provided, however, that subject to Section 8.3, (i) no such termination shall relieve any party hereto from liability for any willful and material breach of this Agreement prior to such termination, (ii) no such termination shall relieve any party hereto from liability for Fraud on the part of such party prior to such termination, and (iii) the provisions of Section 6.3, Section 6.4, the last sentence of Section 6.6(d), Section 6.8(h), Section 6.8(i), this Section 8.2, Section 8.3 and Article IX (and the definition of all defined terms appearing in such sections) shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms. Notwithstanding the foregoing or anything in Section 8.3 to the contrary, no valid termination of this Agreement will affect the rights and obligations of any party hereto pursuant to the Confidentiality Agreement, the Limited Guaranties or any Commitment Letter, which rights, obligations and agreements will survive the valid termination of this Agreement in accordance with their respective terms.

Section 8.3      Termination Fees.

(a)            In the event (i) (A) this Agreement is validly terminated by the Company or Parent pursuant to Section 8.1(b) at a time when the sole condition set forth in Annex I that has failed to be satisfied is the Minimum Condition (other than those conditions that by their nature are to be satisfied at the Expiration Time, but which conditions would be capable of being satisfied if the Expiration Time were the time of such termination and provided that Parent has not failed to convert the Purchased Notes if required pursuant to and in accordance with Section 6.18) or (B) by Parent pursuant to Section 8.1(f), (ii) there has been publicly disclosed by the Company or any Third Person, or otherwise made known to the Company Stockholders, after the date of this Agreement and prior to the date of valid termination of this Agreement an Acquisition Proposal made to the Company after the date of this Agreement, and (iii) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement for any Acquisition Proposal (whether or not such Acquisition Transaction is subsequently consummated) or consummates an Acquisition Transaction, then the Company shall, prior to or concurrently with the consummation of any such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to $1,824,000 (the “Company Termination Fee”) (but subject to the receipt of valid wiring instructions pursuant to Section 8.3(h)); provided that, solely for the purposes of this Section 8.3(a), references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; provided, further, that in the event that the Agreement is terminated by either the Company or Parent pursuant to Section 8.1(b) (under the circumstances set forth above in this Section 8.3(a)) or by Parent pursuant to Section 8.1(f), the Company shall, within two (2) Business Days following such termination of this Agreement (but subject to the receipt of valid wiring instructions pursuant to Section 8.3(h)) pay or cause to be paid to Parent or its designee an amount equal to the Expense Amount.

(b)            In the event this Agreement is validly terminated by Parent pursuant to Section 8.1(d), then the Company shall, within two (2) Business Days following such termination of this Agreement (but subject to the receipt of valid wiring instructions pursuant to Section 8.3(h)) pay or cause to be paid to Parent or its designee an amount equal to the sum of the Company Termination Fee and the Expense Amount.

(c)            In the event this Agreement is validly terminated by the Company pursuant to Section 8.1(e), then the Company shall, substantially concurrently with such termination of this Agreement (but subject to the receipt of valid wiring instructions pursuant to Section 8.3(h)) pay or cause to be paid to Parent or its designee an amount equal to the sum of the Company Termination Fee and the Expense Amount.

(d)            In the event this Agreement is validly terminated by Parent pursuant to Section 8.1(b) (at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(i)) or by the Company pursuant to Section 8.1(h) or Section 8.1(i), then Parent shall, within two (2) Business Days following such termination of this Agreement (but subject to the receipt of valid wiring instructions pursuant to Section 8.3(h)) pay or cause to be paid to the Company or its designee an amount equal to $11,824,000 (the “Parent Termination Fee”).

(e)           In no event shall any party hereto or any Person on any party’s behalf be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable at different times or upon the occurrence of different events. The Company Termination Fee or the Parent Termination Fee, as applicable, if, as and when required to be paid will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger; provided that payment of the Company Termination Fee or the Parent Termination Fee, as applicable, shall not constitute liquidated damages in the case of Fraud or a willful and material breach of this Agreement.

(f)           Subject in all respects to Section 9.12 and Section 8.3(h), in circumstances where the Company Termination Fee and/or Expense Amount is payable in accordance with Section 8.3(a), (b) or (c), Parent’s receipt of the Company Termination Fee and/or Expense Amount from or on behalf of the Company plus the Enforcement Expenses, if any, shall be Parent’s and the Purchaser’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling Persons, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees or any former, current or future direct or indirect equity holder, general or limited partner, controlling Person, stockholder, member, manager, director, officer, employee, agent, Affiliate or assignee of any of the foregoing (collectively, the “Company Related Parties”) and any Person who pays the Company Termination Fee on the Company’s behalf for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties and any Person who pays the Company Termination Fee on the Company’s behalf for all breaches, losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount, plus the Enforcement Expenses, if any, none of the Company Related Parties or any Person who pays the Company Termination Fee on the Company’s behalf shall have any further liability or obligation relating to, or arising out of, this Agreement or the Transactions. While Parent may pursue both a grant of specific performance or other equitable relief under Section 9.12 and the payment of monetary damages under Section 8.2, or the Company Termination Fee and/or Expense Amount under Section 8.3(a), (b), or (c), respectively, under no circumstances shall Parent (or its designee) be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Closing occurring and (ii) monetary damages or the payment of the Company Termination Fee and/or Expense Amount in connection with this Agreement or any termination of this Agreement. Notwithstanding anything to the contrary contained in this Section 8.3 or elsewhere in this Agreement, (i) in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent or its designee shall be entitled to receipt of any Company Termination Fee and/or Expense Amount that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time and (ii) in the event this Agreement is terminated by Parent or the Purchaser for any reason at a time when the Company would have had the right to terminate this Agreement, the Company or its designee shall be entitled to receipt of any Parent Termination Fee that would have been (or would have subsequently become) payable had the Company terminated this Agreement at such time. For clarity, nothing in this Section 8.3(f) will affect the rights and obligations of any party pursuant to the Confidentiality Agreement.

(g)            Subject in all respects to Section 9.12 and Section 8.3(h), in circumstances where the Parent Termination Fee is payable in accordance with Section 8.3(d), the Company’s receipt of the Parent Termination Fee from or on behalf of Parent, plus the Reimbursement and Indemnification Obligations and the Enforcement Expenses, if any, (including, without duplication, the Company’s right to enforce the Limited Guaranties with respect thereto and receive the Parent Termination Fee, Reimbursement and Indemnification Obligations and the Enforcement Expenses, if any, from the Guarantors) shall be the Company and its Subsidiaries’ sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent, the Purchaser, the Guarantors, the Debt Financing Sources or any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling Persons, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees or any former, current or future direct or indirect equity holder, general or limited partner, controlling Person, stockholder, member, manager, director, officer, employee, agent, Affiliate or assignee of any of the foregoing (collectively, the “Parent Related Parties” and, together with the Company Related Parties, the “Related Parties”) and any Person who pays the Parent Termination Fee on Parent’s behalf for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount, plus the Reimbursement and Indemnification Obligation and the Enforcement Expenses, if any, (including, without duplication, the Company’s right to enforce the Limited Guaranties with respect thereto and receive the Parent Termination Fee, Reimbursement and Indemnification Obligations and the Enforcement Expenses, if any, from the Guarantors), none of the Parent Related Parties or any Person who pays the Parent Termination Fee on Parent’s behalf shall have any further liability or obligation relating to, or arising out of, this Agreement or the Transactions. While the Company may pursue both a grant of specific performance or other equitable relief under Section 9.12 and, following termination of this Agreement, the payment of the Parent Termination Fee under Section 8.3(d) or the Reimbursement and Indemnification Obligation, respectively, under no circumstances shall the Company be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Equity Financing being funded or the Closing occurring and (ii) monetary damages for the (a) the Parent Termination Fee to the extent it is payable in accordance with Section 8.3(d), (b) the Reimbursement and Indemnification Obligation and (c) the Enforcement Expenses in connection with this Agreement or any termination of this Agreement. For clarity, nothing in this Section 8.3(g) will affect the rights and obligations of any party pursuant to the Confidentiality Agreement.

(h)           Payment of the Company Termination Fee or the Parent Termination Fee shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, respectively, to the other party in writing. The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement. In the event that the Company fails to pay the Company Termination Fee when due, the Company shall (i) reimburse Parent for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and expenses of counsel) actually incurred or accrued by Parent in connection with the collection and enforcement of this Section 8.3 and (ii) pay Parent interest on the amount payable pursuant to this Section 8.3 calculated as commencing when such amount was payable pursuant to this Agreement and continuing until the date such amount is actually paid, at the prime lending rate prevailing during such period as published in The Wall Street Journal or similar national publication and compounded quarterly. In the event that Parent fails to pay the Parent Termination Fee when due, Parent shall (x) reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) actually incurred or accrued by the Company in connection with the collection and enforcement of this Section 8.3 and (y) pay the Company interest on the amount payable pursuant to this Section 8.3 calculated as commencing when such amount was payable pursuant to this Agreement and continuing until the date such amount is actually paid, at the prime lending rate prevailing during such period as published in The Wall Street Journal or similar national publication and compounded quarterly. The fees, costs and expenses payable pursuant to this Section 8.3(h) shall be referred to collectively as the “Enforcement Expenses.”

Article IX.

MISCELLANEOUS

Section 9.1      Survival. The representations, warranties and covenants of the parties contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

Section 9.2      Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by Parent and the Company; provided, that each of Parent and the Purchaser may assign this Agreement and its rights hereunder without the prior written consent of the Company to (i) any of their respective financing sources (including the Financing Sources) pursuant to the terms of the Commitment Letters but solely to the extent necessary for purposes of creating a security interest herein or otherwise assigning this Agreement and its rights hereunder as collateral in respect of the Financing, or (ii) one or more of their respective Affiliates at any time; provided, that no such assignment shall relieve Parent or Purchaser of any of their obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any assignment in violation of this Section 9.2 shall be null and void.

Section 9.3      Governing Law; Jurisdiction; Prevailing Party.

(a)            Except as otherwise provided for in Section 9.3(c), this Agreement and all Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

(b)            Each party hereto hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court does not have jurisdiction of the dispute, other state or federal courts in the State of Delaware, including any appellate courts thereof (the “Delaware Courts”), for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof (whether based on contract, tort or otherwise). Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in the Delaware Courts. With respect to any such proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to plead or claim in any such court (a) that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with applicable Law, (b) that it or its property is exempt or immune from jurisdiction of the Delaware Courts or from any legal process commenced in the Delaware Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law that (i) the Action in the Delaware Courts is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Delaware Courts. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the Delaware Courts by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.5. However, the foregoing shall not limit the right of a party hereto to effect service of process on any other party hereto by any other legally available method.

(c)            Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York (and any appellate courts thereof); (ii) agrees that, except as specifically set forth in the Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Commitment Letters or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, and waives and agrees not to plead or claim in any such court to the fullest extent permitted by applicable Law that (x) the Action in such courts is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) the Commitment Letters or the subject matter thereof may not be enforced in or by such courts; (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation or any other Action (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to this Agreement, the Transactions, including any dispute arising out of or relating in any way to the Commitment Letters or the performance thereof or the financings contemplated thereby; (iv) and agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suite on the judgment or in any other manner provided by law; and (v) agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. The Financing Sources are intended third party beneficiaries of this Section 9.3(c).

Section 9.4      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE NEGOTIATION, EXECUTION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.4.

Section 9.5      Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by email or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given and delivered when so delivered personally, or if sent by email upon such transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after deposited with such service, or if mailed in any other way, then five (5) Business Days after mailing, as follows (or to such other address or email address as any party hereto shall notify the other parties hereto in accordance with this Section 9.5):

If to Parent, the Purchaser or the Surviving Corporation:

Iconix Acquisition LLC

c/o Woods Oviatt Gilman LLP

1900 Bausch & Lomb Place

Rochester, New York 14604

Attention: Christopher Rodi

Email: crodi@woodsoviatt.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: Robert M. Katz

Email: robert.katz@lw.com

If to Company (prior to the Effective Time), to:

Iconix Brand Group, Inc.

1450 Broadway

New York, NY 10018

Attention: Kyle Harmon

Email: kharmon@iconixbrand.com

with a copy (which alone shall not constitute notice) to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036

Attention: Naz Zilkha

Email: nzilkha@dechert.com

Section 9.6      Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.7      Fees and Expenses. Except as otherwise provided for in this Agreement, each party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided, however, that Parent and the Purchaser shall be responsible for (i) all Transfer Taxes (as well as the filing of all Tax Returns with respect thereto) and (ii) all filing fees and expenses pursuant to the HSR Act and other Competition Laws.

Section 9.8      Entire Agreement. This Agreement (including the Annexes and Exhibits) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Limited Guaranties and the Commitment Letters, together with the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 9.9      Waiver and Amendment. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by a mutual written agreement executed and delivered by the Company and Parent at any time prior to the Effective Time; provided, however, that no such amendment, modification or supplement shall result in the Merger consideration not being the same amount and kind of cash, property, rights or securities as the consideration being offered to holders of Company Shares in the Offer; provided, further, that, after the Acceptance Time, no such amendment, modification or supplement shall adversely affect the rights of the Company Stockholders (other than Parent or its Affiliates) hereunder without the approval of such stockholders. Notwithstanding the foregoing, no amendments, modifications or waivers with respect to the provisions of which any Financing Source is expressly made a third-party beneficiary pursuant to Section 9.11 (or related defined terms) shall be permitted in a manner adverse to any Financing Source without the prior written consent of the Financing Source. Except as otherwise provided for in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.10      Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile or email in Portable Document Format, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 9.11      Third-Party Beneficiaries. Except (i) for the rights of the holders of Company Shares, from and after the Acceptance Time, to receive the Offer Price or, from and after the Effective Time, to receive the Per Share Amount, as applicable, and, from and after the Acceptance Time, the holders of Company Restricted Stock Units to receive the applicable consideration described in Section 3.9, in each case, from and after the Acceptance Time and the Effective Time, as applicable, and in accordance with and subject to the terms and conditions of this Agreement, and (ii) as provided in Section 6.7 (which is intended for the benefit of the Indemnified Individuals), Section 8.3(f) (which is intended for the benefit of the Company Related Parties), Section 8.3(g) (which is intended for the benefit of the Parent Related Parties) and Section 9.2, Section 9.3(c), Section 9.9 and Section 9.13 (each of which is intended for the benefit of the Financing Sources), this Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns, and no third parties shall be beneficiaries hereto.

Section 9.12      Remedies.

(a)            The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity and shall waive any requirement for the securing or posting of any bond in connection with any such remedy. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking the injunction, specific performance and other equitable relief has an adequate remedy of Law. The remedies available to the parties pursuant to this Section 9.12 shall be in addition to any other remedy to which they are entitled at Law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the parties from seeking to obtain such other remedies; provided, that in no event shall the Company be entitled to both the receipt of the Parent Termination Fee and specific performance or other equitable remedy.

(b)            Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that until this Agreement is validly terminated in accordance with Section 8.1, it is explicitly agreed that the right of the Company to seek and obtain an injunction, specific performance and other equitable relief enforcing Parent’s and Purchaser’s obligations to cause (x) the Equity Financing to be funded to fund the Merger or (y) fund the Per Share Amount payable in the Offer and Parent’s and Purchaser’s obligations to cause the Acceptance Time to occur and to effect the consummation of the Offer and the Closing (but not the right of the Company to obtain such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the following conditions being satisfied: (A)(1) with respect to the Offer, all of the Offer Conditions (other than those conditions that by their nature cannot be satisfied until the consummation of the Offer, but each of which conditions shall be capable of being satisfied upon the consummation of the Offer) have been satisfied by the date the consummation of the Offer is required to have occurred, or (2) with respect to the Merger, all of the conditions in Article VII (other than those conditions that by their nature cannot be satisfied until the Closing, but each of which conditions shall be capable of being satisfied upon the Closing) have been satisfied by the date the Closing is required to have occurred, (B) Parent and Purchaser are required to, but fail to, complete the Offer or consummate the Merger by the date the Offer is required to have occurred or the Merger is required to be consummated pursuant to this Agreement, (C) the Debt Financing Sources have confirmed in writing that the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded, and (D) the Company has confirmed in writing to Parent that if specific performance is granted and the Debt Financing and the Equity Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur; provided, however, that if the Company receives a grant of specific performance pursuant to this Section 9.12 and the Closing occurs, then the Company will be deemed to have waived any and all rights to pursue and recover all or any portion of the Parent Termination Fee pursuant to Section 8.3(d) and any other remedy as a matter of applicable Law, Contract, tort, equity or otherwise (for money damages or otherwise) upon such receipt of specific performance, other than any expenses and costs incurred in enforcing its rights under this Agreement. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s or Purchaser’s obligation to consummate the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing were to be funded at the Closing).

Section 9.13      Non-Recourse. All Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) may, except to the extent set forth in the Commitment Letters or the Limited Guaranties, be made only against the entities that are expressly identified as parties hereto and thereto.

Section 9.14      Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. Rather, the invalid, illegal or unenforceable provision shall be modified so that it is valid, legal, and enforceable and to the fullest extent possible, reflects the intention of the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

COMPANY:

Iconix Brand Group, Inc.

By:	/s/ Robert Galvin
Name: Robert Galvin
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PARENT:

Iconix Acquisition LLC

By:	/s/ Christopher R. Rodi
Name: Christopher R. Rodi
Title: Authorized Signatory

PURCHASER:

Iconix Merger Sub Inc.

By:	/s/ Christopher R. Rodi
Name: Christopher R. Rodi
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

Annex I

Offer Conditions

Capitalized terms used in this Annex I and not otherwise defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other terms or provisions of the Offer or this Agreement, the Purchaser shall not be obligated to accept for payment, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Company Shares validly tendered and not withdrawn pursuant to the Offer, and may terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of this Agreement, and may postpone the acceptance of, or payment for, any Company Shares in accordance with (and to the extent permitted by) the terms of this Agreement, at any scheduled Expiration Date (as it may have been extended pursuant to Section 2.1(d) of the Agreement) if any of the conditions set forth below are not satisfied or waived in writing by Parent at one minute after 11:59 p.m., Eastern time, on the Expiration Date (the “Expiration Time”):

(1)            there shall not be any Law or any Governmental Order (whether temporary, preliminary or permanent) in effect preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Offer or the Merger;

(2)            any required waiting periods (including any extension thereof) applicable to the consummation of the Offer or the Merger under the HSR Act shall have terminated or expired.

(3)           the representations and warranties of the Company (i) set forth in Section 4.2(a) and (c) (Capitalization) of the Agreement shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 4.1(a) and (d) (Organization, Standing and Power), the first two sentences of Section 4.2(b) (Capitalization), the second sentence of Section 4.2(d) (Capitalization), Section 4.3 (Authorization; Execution and Delivery; Enforceability), Section 4.19 (Takeover Laws; Section 203 Approval), Section 4.20 (Brokers and Finders) and Section 4.22 (Opinion of the Company Financial Advisor) of the Agreement shall be true and correct in all material respects at and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) set forth in the Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this clause (3), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(4)            the Company shall have complied with or performed in all material respects its obligations, agreements and covenants required to be complied with or performed by it prior to the Expiration Time under the Agreement;

(5)            since the date of the Agreement, no Company Material Adverse Effect shall have arisen or occurred and be continuing;

(6)           Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company, dated the Expiration Date, to the effect that the conditions set forth in Clauses (3),(4) and (5) of this Annex I have been satisfied;

(7)            this Agreement shall have not been validly terminated in accordance with Section 8.1 of this Agreement; and

(8)            there shall be validly tendered and not properly withdrawn in accordance with the terms of the Offer that number of Company Shares that, when added to the Company Shares then owned, directly or indirectly, by Parent, the Purchaser or any of their respective Subsidiaries, constitute at least a majority of the total number of then issued and outstanding Company Shares (excluding shares of Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) (the condition in this clause (8) being referred to as the “Minimum Condition”); provided, that with respect to any Company Shares that are deemed beneficially owned as a result of Parent’s, the Purchaser’s or any of their respective Subsidiaries’ ownership of the Convertible Notes, such Company Shares shall only be counted toward the Minimum Condition if such Convertible Notes have been validly and effectively converted into Company Shares.

The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be waived (to the extent permitted by this Agreement and applicable Law) by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition, which may not be waived), in each case, subject to the terms of this Agreement, the applicable rules and regulations of the SEC and other applicable Law.

Annex I-2